     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998

                                                    REGISTRATION NO. 333-
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          GOLD BANC CORPORATION, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

          KANSAS                     6712                    48-1008593
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION      IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                               11301 NALL AVENUE
                             LEAWOOD, KANSAS 66211
                                (913) 451-8050
  (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              MICHAEL W. GULLION
                               11301 NALL AVENUE
                             LEAWOOD, KANSAS 66211
                                (913) 451-8050
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                            STEVEN F. CARMAN, ESQ.
                      BLACKWELL SANDERS PEPER MARTIN LLP
                              TWO PERSHING SQUARE
                             2300 MAIN, SUITE 1100
                          KANSAS CITY, MISSOURI 64108
                                (816) 983-8153
                              FAX: (816) 983-9153

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement is declared effective and all other conditions to the Merger (as defined herein) have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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                                                          PROPOSED
                                             PROPOSED     MAXIMUM
                                 AMOUNT      MAXIMUM     AGGREGATE   AMOUNT OF
   TITLE OF EACH CLASS OF        TO BE    OFFERING PRICE  OFFERING  REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED   PER UNIT*      PRICE*       FEE
--------------------------------------------------------------------------------
Common Stock, par value $1.00
 per share...................   210,409       $14.12     $2,970,480     $976
--------------------------------------------------------------------------------

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*Pursuant to Rules 457(f)(2) and (3) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price represents (i) the book value of the maximum amount of common stock, $100.00 par value per share of Tri-County Bancshares, Inc., estimated to be outstanding immediately prior to, and to
   be canceled in, the Merger as of              , 1998 and (ii) $140.00 cash
   per share of Tri-County Bancshares, Inc. common stock to be received in the Merger.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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                          GOLD BANC CORPORATION, INC.

              CROSS REFERENCE SHEET FOR PROSPECTUS/PROXY STATEMENT

 FORM S-4 REGISTRATION STATEMENT
 ITEM                                LOCATION IN PROSPECTUS/PROXY STATEMENT
 -------------------------------     --------------------------------------
  1. Forepart of Registration
      Statement and Outside Front    Facing page, Cross Reference Sheet; Cover
      Cover Page of Prospectus....    Page of Prospectus/Proxy Statement.
  2. Inside Front and Outside Back
      Cover Pages of Prospectus...   Available Information; Table of Contents.
  3. Risk Factors, Ratio of
      Earnings to Fixed Charges
      and Other Information.......   Risk Factors; Summary.
  4. Terms of the Transaction.....   Summary; The Merger.
  5. Pro Forma Financial
      Information.................   Pro Forma Unaudited Financial Statements.
  6. Material Contracts with the
      Company Being Acquired......   The Merger.
  7. Additional Information
      Required for Reoffering by
      Persons and Parties Deemed
      to be Underwriters..........   Not Applicable.
  8. Interests of Named Experts
      and Counsel.................   Not Applicable.
  9. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities.................   Not Applicable.
 10. Information with Respect to
      S-3 Registrants.............   The Companies.
 11. Incorporation of Certain
      Information by Reference....   Incorporation By Reference.
 12. Information with Respect to
      S-2 or S-3 Registrants......   Not Applicable.
 13. Incorporation of Certain
      Information by Reference....   Not Applicable.
 14. Information with Respect to
      Registrants Other Than S-3
      or S-2 Registrants..........   Not Applicable.
 15. Information with Respect to
      S-3 Companies...............   Not Applicable.
 16. Information with Respect to
      S-2 or S-3 Companies........   Not Applicable.
 17. Information with Respect to
      Companies Other than S-2 or    The Companies; Comparative Stock Prices;
      S-3 Companies...............    Comparative Per Share Data; Management's
                                      Discussion and Analysis of Consolidated
                                      Financial Condition and Results of
                                      Operations; Financial Statements.
 18. Information if Proxies,
      Consents or Authorizations     Tri-County Special Meeting; Securities
      Are to Be Solicited.........    Ownership of Tri-County Common Stock; The
                                      Merger; Rights of Dissenting Stockholders.
 19. Information if Proxies,
      Consents or Authorizations
      Are Not to Be Solicited or
      in an Exchange Offer........   Not Applicable.

                                    [LOGO]

                                                                         , 1998

Dear Tri-County Bancshares, Inc. Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of Tri-County Bancshares, Inc. ("Tri-County") which will be held at the Linn City
Building, 104 5th Street, Linn, Kansas, on           ,             , 1998,
commencing at      a.m., local time. At this important meeting, holders of
common stock of Tri-County will be asked to consider and vote on a proposal relating to the merger of Tri-County with and into Gold Banc Acquisition Corporation II, Inc., a wholly-owned subsidiary of Gold Banc Corporation, Inc.

  This merger is subject to certain required regulatory approvals and other conditions. The merger will be consummated shortly after the necessary regulatory approvals are obtained and other conditions to the merger are satisfied or waived. Under Kansas law, holders of common stock of Tri-County have dissenters' rights of appraisal if the merger is completed.

  The enclosed Prospectus/Proxy Statement describes the terms of the transaction in more detail. You should review the Prospectus/Proxy Statement carefully. Your board of directors has carefully reviewed and considered the terms and conditions of the transaction and believes that it is fair and in the best interests of Tri-County and its shareholders and unanimously recommends that shareholders vote "FOR" the proposal.

  A majority vote of all outstanding shares of Tri-County common stock is required to approve the transaction. To ensure your shares will be represented at the meeting, whether or not you plan to attend, I urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

                                          Sincerely,

                                          Don R. Moser
                                          President

                          TRI-COUNTY BANCSHARES, INC.

To the Stockholders of Tri-County Bancshares, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders of Tri-County Bancshares, Inc. ("Tri-County") will be held at the Linn City Building,
104 5th Street, Linn, Kansas, on                , 1998, commencing at
a.m., local time (the "Special Meeting"). At the Special Meeting, stockholders will be asked to consider and vote upon the following matter, which is more fully described in the accompanying Prospectus/Proxy Statement:

  A proposal to approve the Restated Agreement and Plan of Reorganization, dated as of April 29, 1998 (the "Agreement"), by and among Gold Banc Corporation, Inc., Gold Banc Acquisition Corporation II, Inc., and Tri-County, a copy of which is attached as Annex A to the accompanying Prospectus/Proxy Statement.

  Pursuant to the Agreement, Tri-County will be merged with and into Gold Banc Acquisition Corporation II, Inc. Holders of Tri-County common stock of record
at the close of business on             , 1998, will be entitled to notice of
and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement, which is a condition to the consummation of the transactions contemplated by the Agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Tri-County common stock. Pursuant to K.S.A. (S) 17-6712, a copy of which is attached as Annex B to the accompanying Prospectus/Proxy Statement, Tri-County stockholders are entitled to dissenters' rights.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

                                          By Order of the Board of Directors

                                          James R. Pachta
                                          Corporate Secretary

Linn, Kansas
           , 1998

                   SUBJECT TO COMPLETION DATED JUNE   , 1998

PROSPECTUS

                           210,409 COMMON SHARES OF
                                $1.00 PAR VALUE

                          GOLD BANC CORPORATION, INC.

                               ----------------

                              PROXY STATEMENT OF
                          TRI-COUNTY BANCSHARES, INC.

                               ----------------

  This Prospectus/Proxy Statement relates to the issuance of up to 210,409 shares of $1.00 par value common stock (the "Company Common Stock") of Gold Banc Corporation, Inc. (the "Company"), in exchange for shares of $100.00 par value common stock (the "Tri-County Common Stock") of Tri-County Bancshares, Inc. ("Tri-County") in the merger described herein, pursuant to which Tri-County will be merged into Gold Banc Acquisition Corporation II, Inc. ("Sub"), a wholly-owned subsidiary of the Company (the "Merger").

  This Prospectus/Proxy Statement is also a proxy statement furnished at the direction of the Board of Directors of Tri-County in connection with the solicitation of proxies from its stockholders to be voted at a special meeting
of stockholders of Tri-County to be held on                     , 1998, and at
any adjournment thereof, for the purpose of considering and voting upon approval of the agreement described herein.

  STOCKHOLDERS OF TRI-COUNTY SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER
"RISK FACTORS" BEGINNING ON PAGE     .

  Company Common Stock is listed for trading on the Nasdaq National Market
("NASDAQ") under the symbol "GLDB." On            , 1998, the last reported
sale price of Company common stock on NASDAQ was $           .

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY
     OR ADEQUACY OF  THIS PROSPECTUS/PROXY  STATEMENT. ANY  REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

 The date of this Prospectus/Proxy Statement is                , 1998, and it
         is first being mailed on or about                    , 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Room 1400, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC. The address of that site is http://www.sec.gov.

  The Company has filed a Registration Statement on Form S-4 with the SEC with respect to the Company Common Stock to be issued in connection with the Merger. This Prospectus/Proxy Statement (the "Prospectus") does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available at the SEC for inspection and copying as set forth above.

                               ----------------

                          INCORPORATION BY REFERENCE

  This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of such documents relating to the Company, and the exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of any such person, from Gold Banc Corporation, Inc., 11301 Nall Avenue, Leawood, Kansas 66211, Attention: Keith E. Bouchey, Telephone
Number: (913) 451-8050. In order to ensure timely delivery of the documents,
any request should be made by               , 1998.

  The following documents filed by the Company with the SEC are hereby incorporated by reference herein:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

    (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

    (c) The description of the Company Common Stock set forth in the Form 8-A12G Registration Statement as filed with the SEC on November 1, 1996.

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the date of the Tri-County Special Meeting shall be deemed to be incorporated by reference into this Prospectus from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

                               ----------------

  No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
INCORPORATION BY REFERENCE.................................................   1
SUMMARY....................................................................   4
  The Companies............................................................   4
  Tri-County Special Meeting...............................................   4
  The Merger...............................................................   5
  Stock Certificates; Dividend Withholding.................................   5
  Conditions to the Merger.................................................   5
  Recommendation of the Board of Directors.................................   5
  Dissenters' Rights of Appraisal..........................................   5
  Accounting Treatment.....................................................   5
  Federal Income Tax Consequences..........................................   6
  Risk Factors.............................................................   6
  Comparative Stock Prices.................................................   6
  Comparative Per Share Data...............................................   7
  Pro Forma and Selected Financial Data....................................   8
RISK FACTORS...............................................................   9
  Key Personnel............................................................   9
  Control of the Company by Mr. Gullion....................................   9
  Anti-Takeover Measures...................................................   9
  Limited Trading History..................................................   9
  Year 2000 Risks..........................................................   9
  Integration of Acquired Banks and Businesses; Business Combinations......  10
THE COMPANIES..............................................................  10
  The Company..............................................................  10
  The Company Subsidiaries.................................................  10
  Brokerage Services.......................................................  11
  Pending Acquisitions.....................................................  11
  Stock Split..............................................................  12
  Legal Proceedings........................................................  12
  Tri-County...............................................................  12
  Sub......................................................................  12
TRI-COUNTY SPECIAL MEETING.................................................  12
  Purpose of the Special Meeting...........................................  12
  Solicitation and Revocation of Proxies...................................  13
  Voting of Proxies, Persons Entitled to Vote, and Vote Required...........  13
THE MERGER.................................................................  13
  General..................................................................  13
  Conversion of Tri-County Common Stock....................................  13
  Exchange of Stock Certificates...........................................  13
  Fractional Shares........................................................  14
  Background of Negotiations...............................................  14
  Reasons for the Merger...................................................  15
  Operations and Management After the Merger...............................  15
  Conditions to the Merger.................................................  16
  Conduct of Business Pending the Merger...................................  16

                                                                            PAGE
                                                                            ----
  No Solicitation.........................................................   16
  Waiver and Amendment....................................................   16
  Termination of the Merger...............................................   17
  Effective Time..........................................................   17
  Federal Securities Laws Consequences....................................   17
  Fees and Expenses of the Merger.........................................   17
  Rights of Dissenting Stockholders.......................................   17
  Transactions Between the Company and Tri-County.........................   18
  Accounting Treatment....................................................   18
FEDERAL INCOME TAX CONSEQUENCES...........................................   19
SECURITY OWNERSHIP OF TRI-COUNTY COMMON STOCK.............................   20
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................   22
  General.................................................................   22
  Number of Directors and Term............................................   22
  Election of Directors...................................................   22
  Removal of Directors....................................................   22
  Special Meetings........................................................   22
  Amendment of Articles of Incorporation..................................   22
  Action by Stockholders..................................................   23
  Amendment of Bylaws.....................................................   23
  Notice of Stockholder Proposals; Nominations of Directors...............   23
PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.....................   23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF TRI-COUNTY.................................................   27
LEGAL OPINION.............................................................   36
EXPERTS...................................................................   36
  Independent Public Accountants for Gold Banc Corporation, Inc...........   36
  Independent Public Accountants for Tri-County Bancshares, Inc...........   36
STOCKHOLDER PROPOSALS.....................................................   36
FINANCIAL STATEMENTS OF TRI-COUNTY BANCSHARES & SUBSIDIARY................  F-1
ANNEXES
  Annex A: Restated Agreement and Plan of Reorganization..................  A-1
  Annex B: Kansas Statutes Annotated Section 17-6712......................  B-1

                                    SUMMARY

  The following is a brief summary of certain information in this Prospectus/Proxy Statement (the "Prospectus"). This summary is qualified in its entirety by the more detailed information, including "Risk Factors," appearing elsewhere in this Prospectus, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements (including the notes thereto) appearing in the Company's Form 10-K, which are incorporated by reference herein, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Tri-County and Tri-County's financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

THE COMPANIES

  Gold Banc Corporation, Inc. (the "Company") is a Kansas corporation organized on December 5, 1985 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company, through its ownership of its banking subsidiaries (the "Company Subsidiaries"), is engaged primarily in a general commercial banking business, and its primary source of earnings is derived from income generated by the Company Subsidiaries. The Company also provides brokerage services through a wholly-owned non-bank subsidiary, which operates as a broker-dealer in securities. As of December 31, 1997, the Company had total assets of $514.6 million, total loans of $346.2 million, total deposits of $419.1 million, and stockholders' equity of $41.7 million. The Company and the Company Subsidiaries employ 202 persons on a full-time equivalent basis. The principal executive offices of the Company are located at 11301 Nall Avenue, Leawood, Kansas 66211 (telephone number (913) 451-8050).

  Tri-County Bancshares, Inc. ("Tri-County") is a registered bank holding company headquartered in Linn, Kansas. Tri-County owns all of the issued and outstanding common stock of Tri-County National Bank (the "Bank"), a national bank headquartered in Washington, Kansas, with locations in Concordia and Linn, Kansas. The total assets of Tri-County on a consolidated basis, as of December 31, 1997 were approximately $43.7 million and net loss for the year ended December 31, 1997, was approximately $(22,000). The principal executive offices of Tri-County are located at 408 4th Street, Linn, Kansas 66953 (telephone number (785) 348-5521).

  Gold Banc Acquisition Corporation II, Inc. ("Sub") is a wholly owned subsidiary of the Company. Pursuant to the Restated Agreement and Plan of Reorganization among the Company, Tri-County, and Sub dated April 29, 1998 (the "Agreement"), Tri-County will be merged into Sub (the "Merger"). The principal executive offices of Sub are located at 11301 Nall Avenue, Leawood, Kansas 66211 (telephone number (913) 451-8050).

TRI-COUNTY SPECIAL MEETING

  A special meeting of the stockholders of Tri-County will be held at the Linn
City Building, 104 5th Street, Linn, Kansas on               ,   , 1998, at
a.m., local time (the "Tri-County Special Meeting"), for the purpose of approving the Agreement.

  Only holders of record of Tri-County common stock, par value $100.00 per
share ("Tri-County Common Stock") at the close of business on               ,
1998, will be entitled to notice of and to vote at the Tri-County Special Meeting. At the Tri-County Special Meeting, each holder of Tri-County Common Stock will be entitled to one vote for each share held, and the affirmative vote of a majority of the outstanding shares of Tri-County Common Stock is required to approve the Agreement. Abstentions and failures to vote will have the same effect as votes cast against approval of the Agreement. On
             , 1998, directors and executive officers of Tri-County beneficially owned approximately 48% of the outstanding shares of Tri-County Common Stock. All directors of Tri-County owning Tri-County Common Stock have indicated they intend to vote in favor of the Agreement.

THE MERGER

  The Company, Sub and Tri-County have entered into the Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference, pursuant to which Tri-County will be merged with and into Sub, which will be the surviving corporation. As more fully set forth below, the Agreement provides, generally, that each of the shares of Tri-County Common Stock outstanding immediately prior to the Effective Time (as defined in the Agreement) of the Merger will be exchanged for seventeen (17) shares of the Company common stock, par value $1.00 per share (the "Company Common Stock"), and $140.00 in cash. See "The Merger--General;--Conversion of Tri-County Common Stock."

  Fractional shares of the Company Common Stock will not be issued in connection with the Merger. Holders of Tri-County Common Stock otherwise entitled to a fractional share will be paid the value of the fractional share in cash. See "The Merger--Fractional Shares."

STOCK CERTIFICATES; DIVIDEND WITHHOLDING

  Stockholders of Tri-County other than those Tri-County stockholders who perfect their dissenters' rights of appraisal must surrender to the Company the certificates for their shares of Tri-County Common Stock, and inform the Company of their federal taxpayer identification number, before receiving any cash or a certificate for the number of shares of the Company Common Stock to which such stockholders are entitled. Until a Tri-County stockholder surrenders the certificates for his Tri-County Common Stock and informs the Company of his or her federal taxpayer identification number, the Company may withhold the $140.00 per share cash portion of the consideration and the payment of any or all dividends otherwise payable to such stockholder as a stockholder of the Company. See "The Merger--Exchange of Stock Certificates."

CONDITIONS TO THE MERGER

  The Merger is subject to certain conditions, including approval of the Agreement by the stockholders of Tri-County and by appropriate state and federal banking authorities. Applications have been filed with appropriate state and federal banking authorities seeking their approval of the Merger. See "The Merger--Conditions to the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of Tri-County believes that the Merger is in the best interests of Tri-County and its stockholders and unanimously recommends that stockholders vote FOR the approval of the Agreement. See "The Merger--Reasons for the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

  Holders of Tri-County Common Stock who are opposed to the Merger have the right to dissent from the Merger in accordance with Section 17-6712 of the Kansas General Corporation Code ("KGCC"), which provides that a stockholder shall be entitled to receive the fair value of his shares as of the day prior to the day on which the Merger is approved by the other Tri-County stockholders if such stockholder: (1) delivers a written demand for appraisal of such shares to Tri-County prior to the vote on the Agreement at the Tri-County Special Meeting; (2) does not vote in favor of the Merger; and (3) makes written demand for payment of the fair value of his shares within twenty (20) days after receiving notice that the Merger became effective. See "The Merger--Rights of Dissenting Stockholders."

ACCOUNTING TREATMENT

  The Merger will be treated by the Company as a purchase for accounting purposes.

FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Payne & Jones, Chartered will deliver as a condition of closing of the Merger an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by the Tri-County stockholders as a result of the Merger to the extent they receive the Company Common Stock solely in exchange for their Tri-County Common Stock. With respect to cash paid in accordance with the terms of the Agreement and cash paid to the holders of Tri-County Common Stock as the result of the exercise of dissenters' rights, normal recognition and gain and loss treatment will apply. For a more complete description of the federal income tax consequences, see "Federal Income Tax Consequences."

RISK FACTORS

  In determining whether to exchange Tri-County Common Stock for Company Common Stock, the Tri-County stockholders should consider carefully the information set forth under the caption "Risk Factors" and all information contained in this Prospectus before making any decision to acquire Company Common Stock. See "Risk Factors."

COMPARATIVE STOCK PRICES

  Shares of the Company Common Stock are listed on the NASDAQ National Market ("NASDAQ"). The last sale price of the Company Common Stock as reported on NASDAQ on April 28, 1998 (the last trading day preceding the execution of the Agreement, which was also the date preceding the announcement of the execution of the Agreement), was $28.25 (or $14.12 adjusted for the 2 for 1 stock split completed on May 18, 1998). The last sale price for the Company Common Stock as
reported by NASDAQ on           , 1998 (the most recent date for which it was
practicable to obtain market price data prior to the printing of this
Prospectus), was $         .

  As of           , 1998, there were forty-one holders of record of Tri-County
Common Stock. There is no established trading market for the shares of Tri-County Common Stock and, other than approximately fourteen (14) sales made pursuant to stockholders' agreements, management is aware of no other arm's length sales of Tri-County Common Stock since formation of Tri-County in
          .

  Because the exchange ratio is fixed, a change in the market price of the Company Common Stock before the Effective Time will affect the market value of the Company Common Stock to be received in the Merger in exchange for the Tri-County Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE COMPANY COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME. TRI-COUNTY STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR COMPANY COMMON STOCK. THE COMPANY COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER IS EXPECTED TO BE LISTED ON NASDAQ.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth per share data of the Company and Tri-County on both an historical and on a pro forma basis and on an equivalent pro forma basis for Tri-County. This table should be read in conjunction with the historical financial statements and notes thereto for the Company incorporated herein by reference and for Tri-County contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of the Company and Tri-County presented as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect the Company's cash dividends paid in the periods indicated. The pro forma amounts do not include any adjustments for estimated operating efficiencies or revenue enhancements resulting from the Merger.

  The following pro forma and equivalent pro forma information is based on the Exchange Ratio of 17 shares of Company Common Stock for each share of Tri-County Common Stock. The equivalent pro forma data does not include cash of $140 per share that will be received for each share of Tri-County Common Stock outstanding. See "The Merger--General; --Conversion of Tri-County Common Stock."

                                            HISTORICAL
                                        ------------------
                                                TRI-COUNTY           EQUIVALENT
                                                BANCSHARES PRO FORMA PRO FORMA
                                        COMPANY   COMMON    COMPANY  TRI-COUNTY
                                        ------- ---------- --------- ----------
Basic net income per common share:
  Twelve months ended:
    December 31, 1997..................  $0.39   $ (1.71)    $0.37     $ 6.23
    December 31, 1996..................   0.38     20.07      0.40       6.77
    December 31, 1995..................   0.24     19.48      0.26       4.45
    December 31, 1994..................   0.38     22.86      0.40       6.82
    December 31, 1993..................   0.36     24.12      0.39       6.68
  Three months ended:
    March 31, 1998.....................   0.11      5.99      0.11       1.90
    March 31, 1997.....................   0.08     (4.58)     0.07       1.23
Dividends paid per common share:
  Twelve months ended:
    December 31, 1997..................  $0.05        --     $0.05     $ 0.77
    December 31, 1996..................   0.00        --      0.00       0.00
    December 31, 1995..................   0.00        --      0.00       0.00
    December 31, 1994..................   0.00        --      0.00       0.00
    December 31, 1993..................   0.00        --      0.00       0.00
  Three months ended:
    March 31, 1998.....................   0.02        --      0.02       0.26
    March 31, 1997.....................   0.00        --      0.00       0.00
Book value per common share at:
    December 31, 1997..................  $4.12   $235.22     $4.29     $72.85
    December 31, 1996..................   3.58    237.09      3.78      64.24
    December 31, 1995..................   2.97    217.00      3.33      56.63
    December 31, 1994..................   2.51    198.99      2.81      47.70
    December 31, 1993..................   2.41    177.65      2.75      46.67
    March 31, 1998.....................   4.58    241.20      4.73      80.39
    March 31, 1997.....................   3.64    232.08      3.83      65.04

--------
(1) On May 18, 1998, the Company completed a 2 for 1 stock split. All per share data presented above has been restated for the effect of the stock split.
(2) In addition to the proposed merger with Tri-County, the Company has other pending acquisitions. See "The Companies--Pending Acquisitions."

                     PRO FORMA AND SELECTED FINANCIAL DATA
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE)
                                  (UNAUDITED)

  The following table presents for the Company and Tri-County on an historical basis, selected consolidated financial data and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. Pro forma per share amounts assume an Exchange Ratio of 17 shares of Company Common Stock for each share of Tri-County Common Stock. See "The Merger--General; --Conversion of Tri-County Common Stock."

                            THREE MONTHS
                                ENDED              FOR THE YEAR ENDED DECEMBER 31,
                          -----------------  ---------------------------------------------
                          3/31/98  3/31/97     1997      1996     1995     1994     1993
                          -------- --------  --------  -------- -------- -------- --------
Net interest income and
 other income:
 Company................  $  6,053 $  3,844  $ 18,032  $ 14,186 $ 12,862 $  8,977 $  5,407
 Tri-County Bancshares..       462      485     1,944     1,971    1,691    1,345    1,431
 Pro Forma..............  $  6,517 $  4,331  $ 19,981  $ 16,162 $ 14,558 $ 10,328 $  6,845
Net income (loss):
 Company................  $  1,135 $    785  $  3,731  $  2,078 $  1,218 $  1,749 $  1,318
 Tri-County Bancshares..        74      (58)      (22)      256      240      272      287
 Pro Forma..............  $  1,193 $    711  $  3,643  $  2,268 $  1,392 $  1,956 $  1,541
Basic net income per
 common share:
 Company................  $   0.11 $   0.08  $   0.39  $   0.38 $   0.24 $   0.38 $   0.36
 Tri-County Bancshares..      5.99    (4.58)    (1.71)    20.07    19.48    22.86    24.12
 Pro Forma..............  $   0.11 $   0.07  $   0.37  $   0.40 $   0.26 $   0.40 $   0.39
Historical dividends
 paid per common share:
 Company................  $   0.02 $   0.00  $   0.05  $   0.00 $   0.00 $   0.00 $   0.00
 Tri-County Bancshares..      0.00     0.00      0.00      0.00     0.00     0.00     0.00
 Pro Forma..............  $   0.02 $   0.00  $   0.05  $   0.00 $   0.00 $   0.00 $   0.00
Total assets (end of
 period):
 Company................  $566,680 $381,713  $514,597  $376,858 $332,902 $290,515 $176,952
 Tri-County Bancshares..    43,675   42,976    43,727    43,533   38,474   34,473   31,246
 Pro Forma..............  $609,843 $424,177  $557,812  $419,879 $370,864 $324,476 $207,686
Long-term borrowings
 (end of period):
 Company (2)............  $ 38,857 $  4,609  $ 32,086  $  4,893 $ 12,392 $ 12,833 $  4,987
 Tri-County Bancshares..       194      120       194       120      180      210      250
 Pro Forma..............  $ 38,857 $  1,819  $ 32,086  $  4,893 $ 12,392 $ 12,833 $  4,987
Total stockholders'
 equity (end of period):
 Company................  $ 48,949 $ 34,864  $ 41,733  $ 34,340 $ 14,887 $ 12,746 $  8,868
 Tri-County Bancshares..     2,985    2,964     2,911     3,028    2,772    2,368    2,114
 Pro Forma..............  $ 51,616 $ 37,510  $ 44,326  $ 37,050 $ 17,341 $ 14,796 $ 10,664
Book value per common
 share (end of period):
 Company................  $   4.58 $   3.64  $   4.12  $   3.58 $   2.97 $   2.51 $   2.41
 Tri-County Bancshares..    241.20   232.08    235.22    237.09   217.00   198.99   177.65
 Pro Forma..............  $   4.73 $   3.83  $   4.29  $   3.78 $   3.33 $   2.81 $   2.75

--------
(1) On May 18, 1998, the Company completed a 2 for 1 stock split. All per share data presented above has been restated for the effect of the stock split.
(2) The long term borrowings of the Company include $28.8 million of 8.75% junior subordinated interest debentures issued on December 15, 1997.
(3) In addition to the proposed merger with Tri-County, the Company has other pending acquisitions. See "The Companies--Pending Acquisitions."

                                 RISK FACTORS

KEY PERSONNEL

  Continued profitability of the Company after the Merger will be dependent on the retention of a limited number of key persons, including Michael W. Gullion, the Chairman, President and Chief Executive Officer of the Company, and Keith E. Bouchey, the Executive Vice President, Secretary and Chief Financial Officer of the Company. There will likely be a difficult transition period if the Company lost the services of either or both men. In recognition of this risk, the Company owns and is the beneficiary of an insurance policy on the life of Mr. Gullion providing death benefits of $1.5 million and has entered into employment agreements with Mr. Gullion and Mr. Bouchey. The Company also places great value on the experience of presidents of the Company Subsidiaries and the branches of the Company Subsidiaries and on their relationships with the communities served by the Company Subsidiaries. The loss of these key persons could negatively impact the affected banking locations. There is no assurance the Company will be able to retain its current key personnel or attract additional qualified key persons as needed.

CONTROL OF THE COMPANY BY MR. GULLION

  Following completion of the Merger, and assuming the issuance of 210,409 shares in the Merger, Michael Gullion will directly own 6.10% of the outstanding stock of the Company, and through certain agreements will have the right to vote an additional 10.65% of the Company Common Stock, for a total voting power of 16.75% of the Company Common Stock. As a result, Mr. Gullion will be in a position to control the management policy and conduct of the business of the Company following the Merger.

ANTI-TAKEOVER MEASURES

  The Company has adopted certain provisions in its Amended and Restated Articles of Incorporation and Restated Bylaws that may be considered as having the effect of discouraging attempts to take over control of the Company. In addition, the employment agreements of Mr. Gullion and Mr. Bouchey may require the Company to make certain cash payments to them following a change in control of the Company. Such provisions may benefit the Company's stockholders if a takeover were attempted with a view to impose a merger, a sale of all or substantially any part of the assets of the Company, or a similar transaction that may not be in the best interests of all of the stockholders. On the other hand, the anti-takeover provisions could adversely affect stockholders of the Company by discouraging takeovers that are structured in a way that would be favorable to the interests of the stockholders.

LIMITED TRADING HISTORY

  The Company's Common Stock has been listed on NASDAQ since November 1996. Prior to that time there was no public market for the Company Common Stock. There is no assurance that the Company Common Stock will experience in the future the trading performance experienced since November 1996. Public markets such as that on which the Company Common Stock is traded from time to time experience price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded on such markets. The market price could be subject to significant fluctuations in response to the Company's operating results, the results of its competitors, government regulations, litigation, and other factors.

YEAR 2000 RISKS

  Certain of the Company's older computer programs identify years with two digits instead of four. This is likely to cause problems because the programs may recognize the year 2000 as the year 1900. As with other financial institutions, the Company engages in a significant amount of business and reporting activity that depends on accurate date information, such as interest and other calculations pertaining to loans, deposits, assets and investments. As a result, Year 2000 problems could result in a system failure or miscalculations that disrupt operations. The Company is taking steps to implement permanent solutions during 1998, rather than waiting until potential problems develop. A task force began work on identifying and assessing potential issues in 1997, and the Company is currently evaluating hardware and software solutions. Appropriate resources are being allocated for hardware systems and software as needed at each of the Company's Subsidiaries. The Company expects to be fully Year 2000 compliant by late 1998, prior to any anticipated impact on operating systems. Although the Company does not expect Year 2000 issues to have a material adverse affect on its internal operations, it is possible that Year 2000 issues could have a material adverse affect on (i) the Company's suppliers and their ability to service the Company, to accurately invoice for services rendered and to accurately process payments received; and (ii) the Company's customers in their ability to continue to utilize the Company's services. The cumulative effect of such problems, if they occur, could have a material adverse affect on the Company and the value of the Company Common Stock and its other securities.

INTEGRATION OF ACQUIRED BANKS AND BUSINESSES; BUSINESS COMBINATIONS

  As part of its general strategy, the Company may, from time to time, acquire community banks and other businesses that it believes provide a strategic fit with its business. In fact, the Company currently has commitments or agreements with respect to acquisitions other than Tri-County, and it has reviewed potential acquisition candidates and has held preliminary discussions with a number of these candidates. The acquisition of Tri-County and any other banks or businesses will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired banks and businesses, the difficulty and expense of integrating the operations and personnel of the banks or businesses, the potential disruption to the business of the Company, the potential diversion of management time and attention, the impairments of relationships with and the possible loss of key employees and customers of the acquired banks or businesses, the incurrence of amortization expenses if an acquisition is accounted for as a purchase and dilution to the stockholders of the Company if the acquisition is made for stock. The risks associated with the acquisition of Tri-County (as well as other acquisitions) could have a material adverse affect on the Company and the value of the Company Common Stock and its other securities. See "The Companies--Pending Acquisitions."

                                 THE COMPANIES

THE COMPANY

  The Company is a Kansas corporation organized on December 5, 1985 and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Company, through its ownership of the Company Subsidiaries, is engaged primarily in a general commercial banking business, and its primary source of earnings is derived from income generated by the Company Subsidiaries. As of December 31, 1997, the Company had total assets of $514.6 million, total loans of $346.2 million, total deposits of $419.1 million, and stockholders' equity of $41.7 million. The Company and the Company Subsidiaries employ 202 persons on a full-time equivalent basis. See "Incorporation By Reference." The principal executive offices of the Company are at 11301 Nall Avenue, Leawood, Kansas 66211 (telephone number (913) 451-
8050).

THE COMPANY SUBSIDIARIES

  Exchange National Bank ("Exchange Bank"). Exchange Bank has four locations and is headquartered in Marysville, Kansas. The Marysville location's loan portfolio as of December 31, 1997 consisted primarily of agricultural, commercial and industrial loans and residential real estate loans. Since April 1992 and October 1995, Exchange Bank has been operating branches in Shawnee and Leawood, Kansas, respectively. These branches are located in Johnson County, the rapidly developing suburbs southwest of Kansas City, Missouri. In addition, Exchange Bank opened a new Shawnee branch on March 2, 1998. The three Johnson County, Kansas branches of Exchange Bank's loan portfolio as of December 31, 1997 consisted primarily of commercial, real estate construction and residential real estate loans. As of December 31, 1997, Exchange Bank had assets of $226.4 million.

  Provident Bank f.s.b. ("Provident Bank"). Provident Bank, a federally chartered savings and loan, has one location in the city of St. Joseph, Missouri. Provident Bank's loan portfolio as of December 31, 1997 consisted primarily of real estate loans. As of December 31, 1997, Provident Bank had assets of $82.9 million.

  Citizens State Bank ("Citizens"). Citizens has two locations in the town of Seneca, Kansas. As of December 31, 1997 Citizens' loan portfolio consisted primarily of the agricultural sector, including farm real estate, agricultural production and agricultural industrial and residential home loans. As of December 31, 1997, Citizens had assets of $57.3 million.

  Peoples National Bank ("Peoples"). Peoples has one location in the town of Clay Center, Kansas. Peoples was acquired by the Company on August 22, 1997, As of December 31, 1997, Peoples' loan portfolio consisted primarily of real estate and agricultural loans. As of December 31, 1997, Peoples had assets of $71.0 million.

  Farmers National Bank ("Farmers"). Farmers has two locations and is headquartered in Oberlin, Kansas. Farmers was acquired by the Company on October 1, 1997. As of December 31, 1997, Farmers' loan portfolio consisted primarily of agricultural and real estate loans. As of December 31, 1997, Farmers had assets of $53.6 million.

  Farmers National in Alma ("Alma"). Alma has one location in the town Alma, Kansas. Alma was acquired by the Company on February 19, 1998. As of December 31, 1997 Alma's loan portfolio consisted primarily of agricultural and real estate loans. As December 31, 1997, Alma had assets of $30.1 million.

BROKERAGE SERVICES

  The Company provides brokerage services through Midwest Capital Management, Inc. ("Midwest Capital"), a wholly-owned nonbank subsidiary, which operates as a broker-dealer in securities. Customers consist primarily of financial institutions located throughout the United States, with concentration in the midwestern section of the United States. Midwest Capital manages a wide variety of stock, bond and money market portfolios for clients that currently include a significant number of commercial banks located primarily in Kansas, Missouri, Oklahoma, Nebraska and Iowa, as well as trust, pension plans, insurance companies, commercial businesses, government entities, foundations and high net worth individuals. Midwest Capital is registered with the National Association of Securities Dealers as a broker/dealer and investment advisor.

PENDING ACQUISITIONS

  On April 29, 1998, the Company announced a definitive stock purchase agreement with Intra Financial Corp. to acquire all outstanding shares of common stock of Farmers State Bancshares of Sabetha, Inc. ("Farmers State Bancshares"). The Company will pay $8.5 million in cash to acquire Farmers State Bancshares. The transaction is expected to close in the third quarter of 1998. Regulatory approval was granted by the Federal Reserve Bank of Kansas City on June 18, 1998, subject only to statutory waiting periods required by the Department of Justice. Farmers State Bank, Sabetha, a wholly-owned subsidiary of Farmers State Bancshares, had total assets of $48.7 million, deposits of $42.7 million and loans of $22.1 million as of March 31, 1998.

  On May 14, 1998, the Company entered into a definitive merger agreement with Northwest Bancshares, Inc. ("Northwest Bancshares") to acquire Northwest Bancshares and its wholly-owned subsidiary, Peoples State Bank of Colby, Kansas in a tax-free stock exchange valued at approximately $2.95 million. The transaction is expected to close in the third quarter of 1998. Under the terms of the agreement stockholders of Northwest Bancshares will receive twenty-eight shares of Company Common Stock for each outstanding share of common stock of Northwest Bancshares. Regulatory approvals are pending. As of March 31, 1998, Peoples State Bank of Colby had total assets of $21.4 million, deposits of $19.3 million and loans of $16.4 million.

  Also, on May 19, 1998, the Company entered into a definitive merger agreement with First State Bancorp, Inc. ("First State Bancorp") of Pittsburg, Kansas. The transaction, a tax-free stock exchange valued at approximately $25.0 million, is expected to close in the fourth quarter of 1998. Under the terms of the agreement, First State Bancorp stockholders will receive 19.6082 shares of Company Common Stock for each outstanding share of common stock of First State Bancorp. Regulatory approvals are pending. First State Bank & Trust Company, a wholly-owned subsidiary of First State Bancorp, had total assets of $108.8 million, deposits of $95.9 million and loans of $63.5 million as of March 31, 1998.

STOCK SPLIT

  The Company recently announced a 2 for 1 stock split in the form of a 100% stock dividend distributed on May 18, 1998 to stockholders of record as of May 6, 1998. In addition, the Company declared a $.02 cash dividend on post-split shares to stockholders of record as of May 20, 1998, payable on May 29, 1998. All share and per share information has been restated to reflect the stock split.

LEGAL PROCEEDINGS

  Exchange Bank, along with approximately 24 other persons and entities including a number of depository institutions, is a named defendant in a case filed in the United States District Count for the District of Kansas on September 11, 1997 on behalf of a putative class of over 2,400 persons who allegedly invested at least $14,900 each in entities known as Parade of Toys and Bandero Cigar Company. The complaint alleges violations of the Racketeer Influenced Corrupt Organizations ("RICO") statute (18 U.S.C. 1962(c)), conspiracy to violate RICO, negligent misrepresentation, fraud, civil conspiracy and negligence on the part of the defendants. The plaintiffs contend that the defendants, including Exchange Bank, were listed in trade reference sheets provided to plaintiffs by Parade of Toys and Bandero Cigar Company and that the defendants made false and misleading representations on which they relied to their detriment. In each count, the plaintiffs have sought actual damages in an amount in excess of $75,000 each, treble damages under RICO, and punitive damages. Exchange Bank denies liability and is in the process of vigorously defending this claim. A hearing was conducted on March 25, 1998, on the issue of class certification. On June 17, 1998, the Magistrate issued a report and recommendation that the Court overrule the plaintiff's motion for class certification. The parties now have ten days from the date of such recommendation to file objections and the recommendation will then be submitted to the trial judge for a determination of the motion.

TRI-COUNTY

  Tri-County is a registered bank holding company headquartered in Linn, Kansas. Tri-County owns all of the issued and outstanding common stock of the Bank, a national bank headquartered in Washington, Kansas with locations in Concordia and Linn, Kansas. The total assets of Tri-County on a consolidated basis, as of December 31, 1997 were approximately $43.7 million and net loss for the year ended December 31, 1997 was approximately $(22,000). See "Financial Statements of Tri-County Bancshares and subsidiary" The principal executive offices of Tri-County Bancshares are at 408 4th Street, Linn, Kansas 66953 (telephone number (785) 348-5521).

SUB

  Sub is a wholly owned subsidiary of the Company. Pursuant to the Agreement Tri-County will be merged into Sub.

                          TRI-COUNTY SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Tri-County Special Meeting is to consider and vote upon a proposal to approve the Agreement which provides, among other things, for the merger of Tri-County with and into Sub and in which Sub will be the surviving corporation. Stockholders of Tri-County will receive seventeen (17) shares of the Company Common Stock and $140.00 in cash for each share of Tri-County Common Stock exchanged in the Merger.

SOLICITATION AND REVOCATION OF PROXIES

  This Prospectus is being furnished to the stockholders of Tri-County in connection with the solicitation of proxies by the Board of Directors of Tri-
County for use at the Tri-County Special Meeting to be held at     a.m., local
time, on               , 1998 at the Linn City Building, 104 5th Street, Linn,
Kansas and at any adjournment or adjournments thereof. Any proxy given does not affect the right to vote in person at the Tri-County Special Meeting and may be revoked at any time before it is exercised; there is no formal method required for revocation. The cost of solicitation of proxies for the Tri-County Special Meeting will be borne by Tri-County. In addition to solicitation by mail, Tri-County may cause proxies to be solicited personally or by telephone or facsimile by Tri-County's regular employees.

VOTING OF PROXIES, PERSONS ENTITLED TO VOTE, AND VOTE REQUIRED

  All shares represented by a proxy given pursuant to this solicitation will be voted as specified thereon at the Tri-County Special Meeting. If no specification is given, such shares will be voted in favor of the proposal to approve the Agreement. The Board of Directors of Tri-County is not aware of any other business to be presented at the Tri-County Special Meeting. Should any such other business be presented at the Tri-County Special Meeting, the person or persons named in the proxy will vote the same in accordance with their judgment.

  The affirmative vote of the holders of at least a majority of the outstanding shares of Tri-County Common Stock is required to approve the Agreement. Only holders of Tri-County Common Stock of record as of the close
of business on                 , 1998 are entitled to vote at the Tri-County
Special Meeting. At the close of business on that date, 12,377 shares of Tri-County Common Stock were outstanding. Holders of shares of Tri-County Common Stock are entitled to one vote for each share held on the record date.

                                  THE MERGER

GENERAL

  The Agreement and certain related matters are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the Merger and is qualified in its entirety by, and made subject to, the more complete information set forth in the Agreement attached as Annex A to this Prospectus and incorporated herein by reference.

  At the Effective Time, Tri-County will merge with and into Sub, the separate corporate existence of Tri-County will cease and Sub will survive and continue to exist as a wholly-owned subsidiary of the Company. The Agreement has been structured so that the aggregate value of the Company Common Stock to be issued to Tri-County stockholders in the Merger will be uncertain. Stockholders of Tri-County will receive seventeen (17) shares of Company Common Stock and $140.00 cash for each share of Tri-County Common Stock. As a result, Sub will pay to the stockholders of Tri-County a total of $1,732,780 in cash (excluding any amounts paid in cash to dissenting Tri-County stockholders).

CONVERSION OF TRI-COUNTY COMMON STOCK

  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder, each share of Tri-County Common Stock (excluding (i) shares held by Tri-County or by the Company or any of the Company Subsidiaries, in each case other than in a fiduciary capacity and (ii) any shares with respect to which dissenters' rights are being exercised) issued and outstanding immediately prior to the Effective Time will be converted into seventeen (17) shares of the Company Common Stock.

EXCHANGE OF STOCK CERTIFICATES

  At the Effective Time, certificates evidencing shares of Tri-County Common Stock to be exchanged for shares of the Company Common Stock will be deemed for all corporate purposes, other than the payment of dividends and other distributions on such stock, to evidence ownership of such shares of the Company Common Stock. As soon as practicable after the Effective Time, the Company or its agent, as the exchange agent, will send a notice and transmittal form to each record holder of certificates for Tri-County Common Stock advising such holder of the procedures for surrendering Tri-County certificates to the Company or its agent in exchange for a certificate for the number of whole shares of the Company Common Stock and a check for the cash amount to which such holder is entitled. The shares of the Company Common Stock will be deemed to have been issued at the Effective Time. Promptly following the surrender of the Tri-County certificates, the Company or its agent will deliver to the surrendering Tri-County stockholders certificates evidencing whole shares of the Company Common Stock and a check for the total of $140.00 per share plus the cash amount of any fractional interest, (See "-- Fractional Shares") all in accordance with the notice and transmittal form. Holders of Tri-County Common Stock will be entitled to dividends, without interest, that may be declared and payable to holders of record of the Company Common Stock after the Effective Time; provided, however, that any such dividends will be remitted to each Tri-County stockholder entitled thereto, without interest, at the time that such certificates representing shares of Tri-County Common Stock are surrendered for exchange, subject to any applicable abandoned property, escheat or similar law.

FRACTIONAL SHARES

  Neither certificates nor scrip representing fractional shares of the Company Common Stock will be issued, but in lieu thereof, each holder of shares of Tri-County Common Stock who would otherwise have been entitled to a fraction of a share of the Company Common Stock will be paid the cash value of such fraction determined by multiplying such fraction by the Average Company Price. The Average Company Price means the average of the closing sale prices of the Company Common Stock as reported by NASDAQ on each of the ten (10) consecutive trading days preceding the third trading day prior to the Effective Time. The Company will make available to the exchange agent, as required from time to time, any cash necessary for this purpose.

BACKGROUND OF NEGOTIATIONS

  During the second half of 1997, Mr. Keith E. Bouchey, Executive Vice President and Chief Financial Officer of the Company, initially contacted Mr. James R. Pachta, Treasurer and Secretary of Tri-County, about a possible business combination. On September 5, 1997, Mr. Bouchey made an oral presentation to the Tri-County Board of Directors (the "Tri-County Board"). His presentation outlined the history of the Company and its present strategies, including its strategy to grow through acquisitions and internal expansion. In addition, he described the Company's goal of maintaining banks with a local identity and board of directors and with management involved in social and charitable activities of the communities served by the banks. The Tri-County Board, after conferring with Terry White of GRA, Thompson, White & Co. in Kansas City ("GRA") about value and timing issues, determined that no action would be taken at that time.

  In January 1998, the Tri-County Board decided to explore possible sale options and instructed management to begin discussions with potential acquirers. Management, with the assistance of GRA, compiled a list of potential acquirers, focusing on organizations that seemed compatible with the communities where the Bank operates. Accordingly, management then entered into discussions with three bank holding companies that operate in Kansas, including the Company. As a result, the Company and two other bank holding companies signed confidentiality agreements and began preliminary due diligence in February 1998.

  The Company submitted its formal bid on March 10, 1998, and then revised its offer, however, to include a combination of Company Common Stock and cash on April 2, 1998. After completing its due diligence, the Company lowered the terms of its offer to reflect concerns over asset quality as a result of a recently completed regulatory examination. The Tri-County Board received one other bid that it determined provided less value to Tri-County stockholders than the Company's bid. The third bank holding company failed to submit a bid.

  On April 20, 1998 the parties reached an agreement in principle and immediately began drafting the Agreement. The Tri-County Board negotiated to ensure that Tri-County stockholders would receive freely-transferable registered Company Common Stock in a tax-free transaction. After satisfying themselves that the business plan of the Company was consistent with all of their objectives for Tri-County and its stockholders, the Tri-County Board authorized the execution of the Agreement.

REASONS FOR THE MERGER

  Tri-County. The Tri-County Board believes that the terms of the Agreement are fair to, and in the best interests of, Tri-County and its stockholders. In considering the terms and conditions of the Agreement, the Tri-County Board considered a number of factors. They did not assign any relative or specific weights to the factors considered. The material factors considered were:

    The Financial Terms and Structure of the Merger. The Tri-County Board is of the view that, based on historical and anticipated trading ranges for the Company Common Stock, the value of the consideration to be received by Tri-County stockholders represents a fair multiple of Tri-County's per share book value and earnings. Additionally, the Board recognized that the shares of the Company Common Stock are listed for trading on NASDAQ and provide a liquid investment as compared to shares of Tri-County Common Stock. The Tri-County Board also considered that, except for the cash to be received by Tri-County stockholders, the Merger would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). See "Federal Income Tax Consequences."

    The Non-Financial Terms of the Merger. The Tri-County Board considered the social and economic effect on the employees, depositors and customers of, and others dealing with, the Bank and on the community in which the Bank operates. They concluded that because of its large menu of banking and banking related products, strong management, transaction experience and history of operating acquired banking locations as community banks, the Company would be an excellent successor to the existing Bank owners.

  The Company. In approving the Agreement, management of the Company considered the price, financial condition of the Bank, projected synergies the Company anticipates will result from the Merger and the compatibility of the businesses of the two banking organizations. The management of the Company concluded that the Merger is consistent with its strategy to acquire community banks with strong existing management located in county seat towns.

  THE TRI-COUNTY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRI-COUNTY STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

  At the Effective Time, the separate corporate existence of Tri-County will terminate and all of the assets and liabilities of Tri-County will become assets and liabilities of Sub. The Articles of Incorporation and Bylaws of Sub as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and Bylaws of the surviving corporation from and after the Effective Time until amended as provided by law. The officers and directors of Sub will become the officers and directors of the surviving corporation from and after the Effective Time. The Bank will receive assistance in bringing new methods and systems to the Bank. The Company also expects to enhance the net interest margin and non-interest income of the Bank by expanding the products and services offered.

  The Company will analyze the Bank's operations for potential efficiencies. The Company anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation, with the majority of any savings realized in the latter part of the period. The extent to which operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and operating costs.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the fulfillment of certain conditions set forth in the Agreement, including the following:

    (a) Approval of the Agreement by the holders of a majority of all the outstanding shares of Tri-County Common Stock;

    (b) The accuracy of representations of the Company and Tri-County made in the Agreement and the performance of their respective obligations thereunder;

    (c) The absence of a material adverse event since April 29, 1998, effecting the financial condition, properties, assets, liabilities, rights, business or prospects of the Company, Tri-County or the Bank;

    (d) The absence on the closing date, except as previously disclosed, of
  (1) any actions, suits, claims, demands or other proceedings or investigations threatened against or affecting the properties, assets, rights or business of Tri-County or the Bank or the right to carry on their respective businesses; (2) any debt, liability or obligation of Tri-County or the Bank not reflected in their financial statements or not occurred in the ordinary course of business; and (3) any material breach or default of Tri-County or the Bank under any agreement or commitment.

    (e) The receipt by the Company, Tri-County and the Bank of an opinion from Payne & Jones, Chartered relating to certain tax matters;

    (f) The receipt by the Company of an opinion from Monty and Eyer as to certain corporate matters regarding Tri-County and the Bank;

    (g) The receipt of necessary regulatory approvals;

    (h) A minimum tangible net worth and minimum loan loss reserve of the Bank; and

    (i) The absence of any pending or threatened litigation that could reasonably result in restraining, enjoining or prohibiting consummation of the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Agreement, Tri-County has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Agreement.

NO SOLICITATION

  The Agreement provides that, unless and until the Merger has been terminated, neither Tri-County nor the Bank will solicit or encourage or, subject to the fiduciary duties of their directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the transaction of all or a substantial portion of the business, assets or stock of Tri-County or the Bank. Tri-County is required to promptly advise the Company of the receipt of, and the substance of, any such proposal or inquiry.

WAIVER AND AMENDMENT

  Prior to or at the Effective Time, any provision of the Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Agreement by the stockholders of Tri-County; provided, however, that after any such approval, no such amendment or modification shall alter the amount or change the form of the consideration or alter or change any of the terms of the Agreement if such alteration or change would adversely affect the holders of Tri-County Common Stock. It is anticipated that a condition to consummate the Merger would be waived only in those circumstances where the Board of Directors of the Company, Sub, or Tri-County, as the case may be, deems such waiver to be in the best interests of such company and its stockholders.

TERMINATION OF THE MERGER

  The Agreements and the Merger may be terminated at any time prior to the closing date by:

    (i) The mutual consents of the Boards of Directors of the Company, Sub and Tri-County;

    (ii) The Company, if any regulatory approval shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which would materially adversely affect the operations of or would be unduly burdensome to the Company;

    (iii) Tri-County or the Company if the other party has materially breached the Agreement and has not cured such breach;

    (iv) Tri-County or the Company upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the closing date; or

    (v) Tri-County or the Company if the Merger has not been consummated by December 31, 1998.

EFFECTIVE TIME

  It is presently anticipated that the Effective Time of the Merger will occur sometime in the third quarter of 1998, but no assurance can be given to that effect.

FEDERAL SECURITIES LAWS CONSEQUENCES

  The shares of the Company to be issued pursuant to the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by stockholders of Tri-County who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Tri-County and who do not become affiliates of the Company. The shares of the Company to be issued to affiliates of Tri-County may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. The Company will not be obligated and does not intend to register its shares under the Securities Act for resale by stockholders who are affiliates.

FEES AND EXPENSES OF THE MERGER

  Except as set forth as follows, each party is responsible for its own expenses in connection with the Merger. However, if the Merger does not close for any reason, Tri-County will pay $30,000.00 of the total cost associated with (i) the certified audit of the financial statements of Tri-County and
(ii) the preparation and filing of the Registration Statement and Prospectus. If the Merger closes, then such $30,000.00 payment will be made by the stockholders of Tri-County (on a pro rata basis).

RIGHTS OF DISSENTING STOCKHOLDERS

  In order to have dissenters' rights, a holder of Tri-County Common Stock must not vote his or her shares in favor of the Agreement or deliver an unmarked, but signed proxy. If the Merger is approved, holders of shares of Tri-County Common Stock will possess the right to seek appraisal of their shares pursuant to Section 17-6712 of the KGCC ("Section 17-6712").

  THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF SECTION 17-6712 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH SECTION, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AS ANNEX B. THE FAILURE TO COMPLY WITH THE PROVISIONS OF SECTION 17-6712 MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS THEREUNDER.

  A holder of record of shares of Tri-County Common Stock who elects to exercise appraisal rights under Section 17-6712 must deliver a written objection to the Agreement to Tri-County prior to the vote on the Agreement by the holders of Tri-County Common Stock at the Tri-County Special Meeting to be
held on            , 1998. Any such objection should be sent to Tri-County at the Linn City Building, 104 5th Street, Linn, Kansas 66953, Attention: Don R. Moser.

  Within 10 days after the Effective Date, Sub, as the surviving corporation in the Merger, will give written notice to each former holder of shares of Tri-County Common Stock who has complied with the written notice requirement that the Merger has become effective and that dissenters' rights are available for any or all of such holder's shares in connection therewith. Within 20 days after the date of the mailing of the notice, such holder must demand in writing to Sub the payment of the fair value of such holder's shares of Tri-County Common Stock. Any such demand should be sent to Sub at 11301 Nall Avenue, Leawood, Kansas 66211, Attention: Keith E. Bouchey. Within 30 days after the expiration of the 20 day period, Sub shall pay to such holder the value of such holder's shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

  If Sub and a dissenting stockholder fail to agree upon the fair value of the Tri-County Common Stock, within four months after the Effective Time of the Merger, but not thereafter, either Sub or any stockholder entitled to dissenters' rights under Section 17-6712 may file a petition in the District Court of Kansas demanding a determination of the value of the stock of all stockholders entitled to appraisal. Inasmuch as Sub has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

  If a petition for appraisal described above is timely filed by a stockholder, Sub is obligated to provide the stockholder with a verified list of all stockholders who have demanded appraisal. After notice to such stockholders, the court is empowered to conduct a hearing upon the petition, to determine those stockholders entitled to appraisal and to determine the "fair value" of the shares held by them as of the date on which the Merger is consummated, which under the KGCC would be determined exclusive of any element of value arising from accomplishment or expectation of the Merger.

  When the "fair value" is so determined, the court will direct the payment by Sub of such value, with interest thereon if the court so determines, to the stockholders entitled to receive the same, upon surrender to Sub by such stockholders of the certificates representing their shares of Tri-County Common Stock to Sub at the address specified above. Upon application of Sub or any stockholder entitled to participate in the appraisal proceeding, the court may in its discretion permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of those other stockholders entitled to an appraisal who have complied with the above conditions.

TRANSACTIONS BETWEEN THE COMPANY AND TRI-COUNTY

  No shares of Tri-County Common Stock are presently owned by the Company or by any of its subsidiaries or principals, or by trustees for the benefit of the Company or any of its subsidiaries, stockholders or employees as a class or by an escrow arrangement instituted by the Company.

ACCOUNTING TREATMENT

  It is intended that the Merger will qualify as a purchase for financial reporting purposes.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon the provisions of the Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by Payne & Jones, Chartered. The opinion of Payne & Jones, Chartered will be based upon certain assumptions and representations by the management of each of Tri-County and the Company and by certain holders of the outstanding Tri-County Common Stock. A ruling from the Internal Revenue Service concerning the tax consequences of the Merger will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their Tri-County Common Stock pursuant to the exercise of an employee option or otherwise as compensation.

  In the opinion of Payne & Jones, Chartered, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) (as amplified by Section 368(a)(2)(D)) of the Code. Consequently:

    1. Stockholders of Tri-County will not recognize gain or loss upon the receipt of the Company Common Stock in exchange for their shares of Tri-County Common Stock.

    2. The basis of the Company Common Stock received by stockholders of Tri-County in the Merger will equal the basis of their stock exchanged.

    3. The tax holding period of the Company Common Stock received by stockholders of Tri-County in the Merger will include the holding period of their stock exchanged.

    4. Cash paid under the terms of the Agreement, to holders of shares of Tri-County who dissent from the Merger and to holders of shares of Tri-County in lieu of fractional shares will be treated as proceeds of sales on which gain or loss will be recognized.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH TRI-COUNTY STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.

                 SECURITY OWNERSHIP OF TRI-COUNTY COMMON STOCK

  The following information pertains to Tri-County Common Stock beneficially owned, directly or indirectly, by (i) each director and executive officer,
(ii) all directors and executive officers of Tri-County as a group and (iii) each person known to Tri-County to own beneficially more than 5% of Tri-County
Common Stock as of              , 1998. Except as noted below, beneficial
owners have sole voting and investment power.

      NAME AND ADDRESS OF BENEFICIAL    NUMBER OF SHARES   PERCENTAGE OF SHARES
      OWNER                            BENEFICIALLY OWNED BENEFICIALLY OWNED (1)
      ------------------------------   ------------------ ----------------------
      F.M. Beam (2)..................          112                  *
       1805 Quivera Rd.
       Washington, KS 66968
      Frank H. Blaha (3).............          914                 7.38%
       104 N. Elm St.
       Linn, KS 66953
      John F. Davis (4)..............        1,150                 9.29%
       338 W. 7th
       Concordia, KS 66901
      Melvin J. Hatesohl (5).........          900                 7.27%
       201 N. Pine
       Linn, KS 66953
      Carmen Johnson (6).............          265                 2.14%
       R.R. #1, Box 31
       Concordia, KS 67417
      Dale R. Keesecker (7)..........        1,184                 9.57%
       1866 17th Rd.
       Washington, KS 66968
      Arden N. Krohn.................        1,270                10.26%
       R.R. #3, Box 286
       Clyde, KS 66938
      Brice Leonard (8)..............          458                 3.70%
       214 E. 4th St.
       Washington, KS 66968
      Don R. Moser (9)...............          326                 2.63%
       1672 Rainbow Rd.
       Washington, KS 66968
      James R. Pachta (10)...........          310                 2.50%
       P.O. Box 23
       Linn, KS 66953
      Calvin Schou (11)..............        1,138                 9.19%
       R.R. #3, Box 500
       Agenda, KS 66930
      Robert Stanton (12)............          679                 5.49%
       318 S. Martin
       Morrowville, KS 66958
      Calvin H. Wilgers (13).........          319                 2.58%
       1330 King Rd.
       Washington, KS 66968
      All Directors and Executive
       Officers as a group...........        5,938                47.98%

--------
*Less than one percent.
(1) At the close of business on            , 1998, there were 12,377 shares of
    Tri-County Common Stock outstanding.
(2) F.M. Beam is a director of Tri-County. Includes 102 shares held by Mr. Beam jointly with his wife, Virginia Beam. Mr. Beam has shared voting and investment power with respect to such shares.
(3) Frank H. Blaha is a director of Tri-County. Includes 904 shares held by Mr. Blaha jointly with his wife, Beverly J. Blaha. Mr. Blaha has shared voting and investment power with respect to such shares.
(4) John F. Davis is a director of Tri-County.
(5) Melvin J. Hatesohl is a director of Tri-County. Includes 890 shares held by Melvin J. Hatesohl as trustee of the Melvin J. Hatesohl Revocable Trust.
(6) Carmen Johnson is a director of Tri-County. Includes 255 shares held by Mrs. Johnson jointly with her husband, Harold Johnson. Mrs. Johnson has shared voting and investment power with respect to such shares.
(7) Dale R. Keesecker is a director of Tri-County. Includes 1,174 shares held by Mr. Keesecker jointly with his wife, Lila J. Keesecker. Mr. Keesecker has shared voting and investment power with respect to such shares.
(8) Brice Leonard is a director of Tri-County.
(9) Don R. Moser is a director and the President of Tri-County. Includes 316 shares held by Mr. Moser jointly with his wife, Jean I. Moser. Mr. Moser has shared voting and investment power with respect to such shares.
(10) James R. Pachta is a director and the Treasurer and Secretary of Tri-County. Includes 300 shares held by Mr. Pachta as co-trustee of the James
     R. Pachta and Marilyn R. Pachta Trust. Mr. Pachta has shared voting and investment power with respect to such shares.
(11) All shares are held by Calvin Schou as trustee of the Calvin Schou Trust. Mr. Schou has voting and investment power with respect to such shares.
(12) All shares are held by Robert Stanton as trustee of the Alice Stanton Trust No. 1. Mr. Stanton has voting and investment power with respect to such shares.
(13) Calvin H. Wilgers is a director of Tri-County. All shares are held by Mr. Wilgers as trustee of the Calvin H. Wilgers Trust. Mr. Wilgers has voting and investment power with respect to such shares.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  Tri-County is incorporated in the State of Kansas. Tri-County stockholders, whose rights are currently governed by Kansas law (including the KGCC), the Tri-County Articles of Incorporation (the "Tri-County Articles") and the Tri-County bylaws (the "Tri-County Bylaws"), will, upon consummation of the Merger, become stockholders of the Company. After such time, their rights will continue to be governed by Kansas law; however, they will be subject to the provisions of the Company Amended and Restated Articles of Incorporation (the "Company Articles") and the Company Amended and Restated Bylaws (the "Company Bylaws").

  Material differences that may affect the rights and interests of stockholders of Tri-County are set forth below. This summary is not intended to be an exhaustive description of the provisions discussed. It is qualified in its entirety by reference to the Tri-County Articles, the Tri-County Bylaws, the Company Articles and the Company Bylaws.

NUMBER OF DIRECTORS AND TERM

  Under the Tri-County Bylaws, the Tri-County Board consists of eleven directors, each of whom serve a term of one year. Under the Company Articles and the Company Bylaws, the Company Board consists of at least three, but not more than fifteen directors. Currently, the Company Board consists of five directors. The Company Bylaws provide that directors are elected to a three year term. The Company Articles and the Company Bylaws provide for a staggered Board of Directors comprised of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

ELECTION OF DIRECTORS

  The Tri-County Bylaws provide for the use of cumulative voting by Tri-County stockholders in any election of directors. Under the Company Articles, stockholders of the Company are not entitled to use cumulative voting on any matter.

REMOVAL OF DIRECTORS

  Under the Tri-County Bylaws, directors may be removed by the stockholders for good cause; provided, however, no director may be removed if the votes cast against removal would be sufficient to elect the director if then cumulatively voted at a regular election of the entire Tri-County Board. The Company Articles provide that any director or the entire board of directors may only be removed for "cause," as defined in the Company Articles.

SPECIAL MEETINGS

  The Tri-County Bylaws provide that the President, the Tri-County Board, or one or more stockholders holding not less than one-fifth of the voting power may call a special meeting of the Tri-County stockholders. The Company Bylaws provide that special meetings of the Company stockholders may only be called by the chief executive officer, the Company Board, or the written request of the holders of fifty-five percent of the outstanding shares.

AMENDMENT OF ARTICLES OF INCORPORATION

  Under the KGCC, the Tri-County Articles may be amended upon a resolution of the Tri-County Board proposing the amendment and its submission to the Tri-County stockholders for their approval by the majority of the shares of Tri-County Common Stock entitled to vote.

  The Company Articles provide that certain provisions of the Company Articles may not be repealed or amended without the affirmative vote of holders of at least two-thirds of the outstanding shares of voting stock. Company stockholders holding a majority of the Company Common Stock may otherwise amend, alter, change or repeal any provision of the Company Articles.

ACTION BY STOCKHOLDERS

  The Tri-County Bylaws permit any action that may be taken at a meeting of the stockholders, except for certain fundamental matters outlined in the Tri-County Bylaws, to be taken without a meeting if authorized in writing by all stockholders entitled to vote upon such action at the meeting.

  The Company Articles provide that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders.

AMENDMENT OF BYLAWS

  The Tri-County Bylaws provide that the stockholders may make, alter, amend or repeal their bylaws by a majority vote. The Company Articles authorize the Company Board to make, alter and repeal bylaws, subject to the rights of stockholders at any regular or special meeting to alter or repeal bylaws made by the Company Board. Stockholders of the Company may make, alter, amend or repeal the Company Bylaws by a majority vote, except that the amendment of certain provisions requires a two-thirds vote.

NOTICE OF STOCKHOLDER PROPOSALS; NOMINATIONS OF DIRECTORS

  The Tri-County Bylaws do not contain special requirements for providing advance notice of the introduction by stockholders of business to be transacted at stockholder meetings.

  The Company Bylaws provide that any stockholder who intends to bring a matter before the annual meeting of stockholders must deliver written notice of such stockholder's intent to the Secretary of the Company. Such notice must be received by the Secretary not later than 120 days prior to the day corresponding to the date on which the Company released its proxy statement in connection with the previous years annual meeting. Such written notice must set forth (i) a brief description of the proposal and the reasons for it, (ii) the name and address of the stockholder, (iii) the class and number of shares of capital stock of the Company beneficially owned by the stockholder, (iv) any arrangement between such stockholder and any other person in connection with the proposal and any material interest of the stockholder in the proposed business described in the notice, (v) a representation that such stockholder will appear in person or proxy at the annual meeting and (vi) if such business is a nomination for director, each nomination sought to be made, together with a description of the qualifications and business or professional experience of each proposed nominee and disclosing the information about him or her that is required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

             PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of the Company and Tri-County, including their respective subsidiaries, after giving effect to the Merger. The unaudited pro forma consolidated balance sheet at March 31, 1998 gives effect to the Merger as if it had occurred at March 31, 1998. The unaudited pro forma consolidated statements of income for the year ended December 31, 1997 and the three-month period ended March 31, 1998, give effect to the Merger as if it had occurred at January 1, 1997. These statements are prepared on the basis of accounting for the Merger as a purchase transaction and are based on assumptions set forth in the notes thereto.

                PRO FORMA UNAUDITED CONSOLIDATING BALANCE SHEET

                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                ADJUSTMENTS          PRO FORMA
                           THE      TRI-COUNTY  --------------      THE COMPANY
                         COMPANY   CONSOLIDATED  DR       CR        CONSOLIDATED
                         --------  ------------ -----    -----      ------------
ASSETS
  Cash and due from
   banks................ $ 14,144      1,419             1,927(1,3)    13,636
  Federal funds sold and
   interest-bearing
   deposits.............   15,796      2,937                           18,733
  Held-to-maturity
   securities...........      100     10,419                           10,519
  Available-for-sale
   securities...........  126,296      1,534                          127,830
  Trading securities....    1,709        --                             1,709
  Other investment
   securities...........    2,902        --                             2,902
  Investment in
   subsidiary...........                                                  --
  Mortgage loans held
   for sale.............    1,943        --                             1,943
  Loans, net............  367,610     26,030                          393,640
  Premises and
   equipment, net.......   17,418        614                           18,032
  Accrued interest and
   other assets.........   18,762        722    1,415(2)               20,899
                         --------     ------    -----    -----        -------
    Total assets........ $566,680     43,675    1,415    1,927        609,843
                         ========     ======    =====    =====        =======
LIABILITIES
  Deposits.............. $455,084     40,392                          495,476
  Securities sold under
   agreements to
   repurchase...........    4,268        --                             4,268
  Federal funds
   purchased and FHLB
   advances.............   15,139        --                            15,139
  Long-term debt........   10,107        194      194(3)               10,107
  Accrued interest and
   other liabilities....    4,383        104                            4,487
                         --------     ------    -----    -----        -------
    Total liabilities... $488,981     40,690      194                 529,477
                         --------     ------    -----    -----        -------
Junior subordinated
 deferrable interest
 debentures.............   28,750        --                            28,750
STOCKHOLDERS' EQUITY
  Common stock.......... $ 10,704      1,277    1,277(2)   210(1)      10,914
  Additional paid-in
   capital..............   22,610        338      338(2) 2,457(1)      25,067
  Retained earnings.....   15,580      1,465    1,465(2)               15,580
  Unrealized gain (loss)
   on available for sale
   securities...........      291        --                               291
  Less: treasury stock,
   at cost..............      --         (95)               95(2)         --
  Unearned Compensation.     (236)       --                              (236)
                         --------     ------    -----    -----        -------
    Total stockholders'
     equity............. $ 48,949      2,985    3,080    2,762         51,616
                         --------     ------    -----    -----        -------
    Total liabilities
     and stockholders'
     equity............. $566,680     43,675    3,274    2,762        609,843
                         ========     ======    =====    =====        =======

--------
(1) Represents cash paid of $1.7 million and 210,409 new shares issued to Tri-County stockholders.
(2) Adjustment of Tri-County's assets and liabilities to fair value, elimination of Tri-County equity and the recognition of goodwill resulting from the Merger. The following table summarizes the goodwill computation:

      Purchase price:
        Cash............................................................ $1,733
        Gold Banc Corporation, Inc. common stock........................  2,667
                                                                         ------
          Total purchase price..........................................  4,400
      Fair value of Tri-County's net assets.............................  2,985
                                                                         ------
      Excess of purchase price over net assets acquired................. $1,415
                                                                         ======

(3) Retirement of Tri-County notes payable with the Company's cash.

              PRO FORMA UNAUDITED CONSOLIDATING INCOME STATEMENT

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                (IN THOUSANDS)

                                                  ADJUSTMENTS
                              THE     TRI-COUNTY  --------------     PRO FORMA
                            COMPANY  CONSOLIDATED  DR       CR      THE COMPANY
                            -------  ------------ -----    -----    -----------
Interest income
  Loans, including fees.... $ 8,426       627                          9,053
  Investment securities....   1,760       174                          1,934
  Other....................     228        43         3(1)               268
                            -------      ----     -----    -----      ------
                             10,414       844         3               11,255
                            -------      ----     -----    -----      ------
Interest expense
  Deposits.................   4,830       451                          5,281
  Borrowings and other.....     945         5                  5(1)      945
                            -------      ----     -----    -----      ------
                              5,775       456                  5       6,226
                            -------      ----     -----    -----      ------
    Net interest income....   4,639       388         3        5       5,029
Provision for loan losses..    (360)      (16)                          (376)
                            -------      ----     -----    -----      ------
    Net interest income
     after provision for
     loan losses...........   4,279       372         3        5       4,653
                            -------      ----     -----    -----      ------
Other income
  Service fees.............     302        58                            360
  Net gains on sale of
   mortgage loans..........     225       --                             225
  Net securities gains
   (losses)................       1       --                               1
  Net unrealized gains on
   trading assets..........      49       --                              49
  Investment trading fees
   and commissions.........     691       --                             691
  Other....................     146        16                            162
                            -------      ----     -----    -----      ------
                              1,414        74                          1,488
                            -------      ----     -----    -----      ------
Other expense
  Salaries and employee
   benefits................   2,258       166                          2,424
  Occupancy expense........     550        49                            599
  Federal deposit insurance
   premiums................      22       --                              22
  Other....................   1,181       100        18(2)             1,299
                            -------      ----     -----    -----      ------
                              4,011       315        18                4,344
                            -------      ----     -----    -----      ------
    Earnings before income
     taxes.................   1,682       131        21        5       1,797
Income tax expense
 (benefit).................     547        57                            604
                            -------      ----     -----    -----      ------
Net earnings (losses)...... $ 1,135        74        21        5       1,193
                            =======      ====     =====    =====      ======
Earnings per share......... $  0.11      5.99                           0.11
                            =======      ====                         ======

--------
(1) To reflect the reduction in interest expense on long-term debt by Tri-County based on the Company's intention to pay off the notes payable subsequent to the Merger. Additionally, a reduction in other interest income is made to reflect the decrease in interest income earned on funds which were assumed to have been used to payoff the debt.
(2) To reflect the amortization of goodwill created in the merger between the Company and Tri-County. Total goodwill recorded in the transaction will be approximately $1.4 million and will be amortized over a 20-year period.

              PRO FORMA UNAUDITED CONSOLIDATING INCOME STATEMENT

                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)

                                                     ADJUSTMENTS       PRO FORMA
                                 THE     TRI-COUNTY  --------------       THE
                               COMPANY  CONSOLIDATED  DR       CR       COMPANY
                               -------  ------------ -----    -----    ---------
Interest income
  Loans, including fees......  $25,871     2,611                        28,482
  Investment securities......    5,408       696                         6,104
  Other......................      669       127(1)      9(1)              805
                               -------     -----     -----    -----     ------
                                31,948     3,434         9              35,373
                               -------     -----     -----    -----     ------
Interest expense
  Deposits...................   15,160     1,816                        16,976
  Borrowings and other.......    1,532        14                 14(1)   1,532
                               -------     -----     -----    -----     ------
                                16,692     1,830                 14     18,508
                               -------     -----     -----    -----     ------
    Net interest income......   15,256     1,604         9       14     16,865
Provision for loan losses....     (865)     (759)                       (1,624)
                               -------     -----     -----    -----     ------
    Net interest income after
     provision for loan
     losses..................   14,391       845         9       14     15,241
                               -------     -----     -----    -----     ------
Other income
  Service fees...............    1,060       266                         1,326
  Net gain on sale of
   mortgage loans............      679       --                            679
  Net securities gains
   (losses)..................      104       --                            104
  Unrealized gains on trading
   securities................      229       --                            229
  Gain of sale of other
   assets....................      198       --                            198
  Other......................      506        73                           579
                               -------     -----     -----    -----     ------
                                 2,776       339                         3,115
                               -------     -----     -----    -----     ------
Other expense
  Salaries and employee
   benefits..................    6,244       714                         6,958
  Net occupancy expense......    1,931       193                         2,124
  Federal deposit insurance
   premiums..................       96       --                             96
  Other......................    3,277       346        71(2)            3,694
                               -------     -----     -----    -----     ------
                                11,548     1,253        71              12,872
                               -------     -----     -----    -----     ------
    Earnings before income
     taxes...................    5,619       (69)       80       14      5,484
Income tax expense (benefit).    1,888       (47)                        1,841
                               -------     -----     -----    -----     ------
Net earnings (losses)........  $ 3,731       (22)       80       14      3,643
                               =======     =====     =====    =====     ======
Earnings per share...........  $  0.39     (1.71)                         0.37
                               =======     =====                        ======

--------
(1) To reflect the reduction in interest expense on long-term debt by Tri-County based on the Company's intention to pay off the notes payable subsequent to the Merger. Additionally, a reduction in other interest income is made to reflect the decrease in interest income earned on funds which were assumed to have been used to payoff the debt.
(2) To reflect the amortization of goodwill created in the Merger between the Company and Tri-County. Total goodwill recorded in the transaction will be approximately $1.4 million and will be amortized over a 20-year period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRI-COUNTY

  The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements of Tri-County and the Bank (together, "Tri-County") and the notes thereto, which are included elsewhere in this prospectus.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
1997

 General

  Tri-County's consolidated net earnings totaled $74,000 for the three months ended March 31, 1998 compared to a $58,000 net loss for the same period in 1997. Earnings before income taxes were $131,000 for the first three months of 1998 compared to losses totaling $99,000 for the same period in 1997. The primary reason for higher earnings before tax and net earnings is a decrease in provision for loan losses of $233,000.

 Net Interest Margin

  Total interest income was $844,000 for each of the three month periods ended March 31, 1998 and 1997. Interest income on loans decreased $20,000, or 3.1%, primarily due to a $1.1 million decrease in the average balance of loans outstanding during the period ended March 31, 1998 compared to the same period ended March 31, 1997. Interest earned on federal funds sold and interest-bearing deposits in other financial institutions increased $18,000, or 69.9%, for the first three months of 1998 compared to the same period in 1997. This increase is attributable to higher average balances outstanding in the first three months of 1998 compared to the same period in the previous year.

  Total interest expense increased $7,000, or 1.4%, for the three months ended March 31, 1998 compared to the same period in 1997. An increase in interest expense of $3,000 on savings deposits and interest-bearing checking accounts from the first three months of 1997 to the same period in 1998 was a result of an increase of $373,000, or 2.9%, in the average balance of these accounts between the two periods. The average balance of time deposits and long-term borrowings also increased slightly from the first three months of 1997 compared to the same period in 1998 contributing to the remaining increase in interest expense.

  As a result of the changes described above, the net interest margin decreased $7,000, or 1.7%, for the three months ended March 31, 1998 compared to the three months ended March 31, 1997.

 Provision for Loan Losses

  The provision for loan losses was $16,000 for the first three months of 1998 compared to $249,000 for the same period in 1997. Tri-County experienced significant commercial and non-residential real estate loan charge-offs in the first three months of 1997, and as a result, additional provisions for loan losses were recorded during the period. Tri-County has not experienced the same level of charge-offs in the first three months of 1998 and correspondingly has recorded lower provisions during that period.

 Other Income

  Other income decreased by $16,000, or 17.5%, for the three months ended March 31, 1998 compared to the same period in 1997. The decrease in other income was primarily a result of a decrease in service charges earned on deposit accounts.

 Other Expense

  Other expense decreased by $20,000, or 6.0%, for the first three months of 1998 compared to the same period in 1997. The decrease in other expense was primarily due to a decrease in salaries and benefits of $26,000.

 Income Tax Expense

  Tri-County recognized income tax expense of $57,000 in the first three months of 1998 compared to an income tax benefit of $41,000 for the same period in 1997. The effective tax rates were 43.5% and 41.0% for the three month periods ended March 31, 1998 and 1997, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

 General

  Tri-County's consolidated net loss for the year ended December 31, 1997 totaled $22,000 compared to net earnings for the year ended December 31, 1996 of $256,000 representing a decrease of $278,000. The decrease in net earnings is attributable to an increase of $476,000 in the provision for loan losses partially offset by a $50,000 decrease in other expenses and a $177,000 decrease in income tax expense.

 Net Interest Margin

  Total interest income increased by $87,000, or 2.6%, in 1997 compared to 1996. Interest income on loans increased $74,000, or 2.9%, due primarily to an increase of $2.3 million in the average balance of loans outstanding in 1998 compared to 1997. This increase was partially offset by an overall decrease in the yield earned on loans.

  Total interest expense increased by $118,000, or 6.9%, in 1997 compared to 1996. An increase of $110,000, or 8.1%, in interest expense on time deposits contributed significantly to the overall increase. The increase in the average balance of time deposits in 1997 was $1.7 million, or 7.3%, compared to 1996.

  The net interest margin decreased $31,000, or 1.8%, compared to 1996 as a result of the changes described above.

  The following table presents Tri-County's average balances, interest earned or accrued, and the related yields and rates on major categories of Tri-County's interest-earning assets and interest-bearing liabilities for the periods indicated:

                COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES

                                            YEAR ENDED DECEMBER 31,
                                -----------------------------------------------
                                         1997                    1996
                                ----------------------- -----------------------
                                                AVERAGE                 AVERAGE
                                                 RATE                    RATE
                                AVERAGE INCOME/ EARNED/ AVERAGE INCOME/ EARNED/
                                BALANCE EXPENSE  PAID   BALANCE EXPENSE  PAID
                                ------- ------- ------- ------- ------- -------
                                            (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans, net (1)................ $27,243 $2,611   9.58%  $24,902 $2,537   10.19%
 Investment securities--
  taxable......................  10,963    683   6.24%   10,849    677    6.24%
 Investment securities--
  nontaxable (2)...............     273     13   5.05%      623     28    4.84%
 Federal funds sold............     571     31   5.34%      469     24    5.18%
 Interest-bearing deposits in
  other financial
  institutions.................   1,443     96   6.67%    1,302     81    6.17%
                                ------- ------   ----   ------- ------   -----
   Total interest-earning
    assets.....................  40,493  3,434   8.48%   38,145  3,347    8.77%
                                        ------   ----           ------   -----
Noninterest-earning assets.....   3,017                   3,137
                                -------                 -------
   Total assets................ $43,510                 $41,282
                                =======                 =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities
 Savings deposits and
  interest-bearing checking.... $12,380 $  350   2.82%  $11,870 $  337    2.84%
 Time deposits.................  25,577  1,466   5.73%   23,848  1,356    5.69%
 Federal funds purchased.......      46      2   5.31%       81      5    5.78%
 Borrowed funds................     131     12   8.86%      162     14    8.83%
                                ------- ------   ----   ------- ------   -----
   Total interest-bearing
    liabilities................  38,134  1,830   4.80%   35,961  1,712    4.76%
                                        ------   ----           ------   -----
Noninterest-bearing
 liabilities...................   2,254                   2,321
Stockholders' equity...........   3,122                   3,000
                                -------                 -------
   Total liabilities and
    stockholders' equity....... $43,510                 $41,282
                                =======                 =======
Net interest income (3)........         $1,604                  $1,635
                                        ======                  ======
Interest rate spread...........                  3.68%                    4.01%
                                                 ====                    =====
Net yield on interest-earning
 assets (4)....................                  3.96%                    4.29%
                                                 ====                    =====

--------
(1) Non-accruing loans are included in the computation of average balances.
(2) Yield is adjusted for the tax effect of tax exempt securities. The tax effects in 1997 and 1996 were $927 and $2,058, respectively. The marginal tax rate used was 34%.
(3) Tri-County shares includes loan fees in interest income. Such fees totaled $19,772 and $14,727 in 1997 and 1996, respectively.
(4) The net yield on average earning assets is the net interest income divided by average interest-earning assets.

  The following table presents the components of changes in Tri-County's net interest income as attributed to volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been solely allocated to the change in rate.

                         RATE/VOLUME INTEREST ANALYSES

                                                           YEAR ENDED DECEMBER
                                                            31, 1997 COMPARED
                                                                 TO 1996
                                                           --------------------
                                                                         TOTAL
                                                           VOLUME RATE  CHANGES
                                                           ------ ----  -------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Interest income:
  Loans (1)...............................................  239   (165)    74
  Investment securities--taxable..........................    7     (1)     6
  Investment securities--nontaxable.......................  (17)     2    (15)
  Federal funds sold......................................    5      2      7
  Interest bearing deposits in other financial
   institutions...........................................    9      6     15
                                                            ---   ----    ---
    Total interest income.................................  243   (156)    87
                                                            ===   ====    ===
Interest expense:
  Savings deposits and interest-bearing checking..........   15     (2)    13
  Time deposits...........................................   98     12    110
  Federal funds purchased.................................   (2)    (1)    (3)
  Borrowed funds..........................................   (3)     1     (2)
                                                            ---   ----    ---
    Total interest expense................................  108     10    118
                                                            ---   ----    ---
Increase (decrease) in net interest income................  135   (166)   (31)
                                                            ===   ====    ===

--------
(1) Tri-County Bancshares includes loan fees in interest income. Such fees totaled $19,772 and $14,727 in 1997 and 1996, respectively.

  The following table sets forth the average balances and weighted average rates for Tri-County's categories of deposits for the periods indicated (dollars in thousands):

                                    AVERAGE DEPOSIT BALANCES AND RATES
                            ---------------------------------------------------
                               YEAR ENDED 12/31/97       YEAR ENDED 12/31/96
                            ------------------------- -------------------------
                                               % OF                      % OF
                            AVERAGE  AVERAGE  TOTAL   AVERAGE  AVERAGE  TOTAL
                            BALANCES  RATE   DEPOSITS BALANCES  RATE   DEPOSITS
                            -------- ------- -------- -------- ------- --------
   Noninterest-bearing
    demand................. $ 2,091   0.00%    5.22%  $ 2,075   0.00%    5.50%
   Interest-bearing
     NOW...................   6,995   2.56%   17.47%    6,589   2.61%   17.43%
     Money Market..........   2,388   3.14%    5.96%    2,220   3.06%    5.87%
   Savings.................   2,997   3.20%    7.48%    3,061   3.20%    8.10%
   Time deposits...........  25,577   5.73%   63.87%   23,848   5.69%   63.10%
                            -------          -------  -------          -------
       Total............... $40,048          100.00%  $37,793          100.00%
                            =======          =======  =======          =======

 Provision for Loan Losses

  During 1997, Tri-County recorded provisions for loan losses of $759,000 compared to $283,000 in 1996. The increase in provision for loan losses was directly attributable to higher charge-offs of commercial and real estate mortgage loans. Net charge-offs were $617,000 in 1997 compared to $111,000 in 1996. The increase in charged-off loans in 1997 compared to 1996 is related to an identified group of loans, which were originated by a previously employed member of management. Such loans did not meet Tri-County's established underwriting guidelines. Management has identified these loans and either appropriately charged-off or reserved for any potential losses related to these loans. The allowance for loan losses totaled $642,000, or 2.3%, of gross loans at December 31, 1997.

 Other Income

  Other income remained stable, increasing slightly from $337,000 in 1996 to $339,000 in 1997. Tri-County's service charges on deposit accounts increased $14,000, or 5.6%, in 1997 compared to 1996. This increase was offset by a decrease in other miscellaneous income in 1997 compared to 1996.

 Other Expense

  Other expense decreased $50,000, or 3.8%, in 1997 compared to 1996. The decrease in other expense is primarily attributable to a decrease of $19,000, or 10.8%, in furniture and equipment expense related to lower software maintenance and depreciation expense in 1997 compared to 1996. Also contributing to the decrease in other expense was an $18,000 decrease in other operating expenses related primarily to lower printing and stationery supplies in 1997 compared to 1996.

 Income Tax Expense

  Tri-County recognized an income tax benefit of $47,000 in 1997 versus income tax expense of $130,000 in 1996. The income tax benefit recognized in 1997 was due to significant recording of provision for loan losses which created a net loss before taxes.

FINANCIAL CONDITION

  Following are key financial and operating ratios for Tri-County for all periods reported:

                                                THREE MONTHS
                                                    ENDED         YEAR ENDED
                                               --------------- -----------------
                                               3/31/98 3/31/97 12/31/97 12/31/96
                                               ------- ------- -------- --------
      Return on average assets................  0.66%   -0.53%  -0.05%    0.62%
      Return on average equity................  9.42%   -7.41%  -0.70%    8.53%
      Average equity to average assets........  7.04%    7.12%   7.18%    7.27%
      Dividend payout ratio...................  0.00%    0.00%   0.00%    0.00%

  Net loans decreased from $28.6 million a December 31, 1996 to $27.4 million at December 31, 1997. This decrease in loan balances is a result of Tri-County implementing more stringent underwriting guidelines in 1997. Total deposits remained relatively stable increasing from $39.8 million at December 31, 1996 to $40.0 million at December 31, 1997. The resulting loan to deposit ratios of 71.9% and 68.5% as of December 31, 1996 and December 31, 1997 decreased as a result of the implementation of the more stringent underwriting guidelines.

 Liquidity and Capital Resources

  Liquidity risk is managed by Tri-County through the composition of its assets and liabilities in an effort to efficiently meet the borrowing needs and withdrawal requirements of its customers.

  Cash and cash equivalents include cash due from banks and Federal funds sold. The primary sources of Tri-County's liquidity are cash and cash equivalents and investment securities with short-term maturities. Tri-County believes its process of asset/liability management allows adequate reaction time for trends in the marketplace as they occur, minimizing the negative impact of such trends on the net interest margin.

  As of December 31, 1997, Tri-County had cash and cash equivalents of approximately $1.6 million, interest bearing deposits of $2.1 million and investment securities maturing in less than one year of $4.3 million. These amounts represent approximately 25.7% of Tri-County's total assets at December 31, 1997 and provide Tri-County with sufficient resources to handle unforeseen deposit outflows and loan requirements.

  Tri-County's cash and cash equivalents increased approximately $84,000 for the year ended December 31, 1997. Net cash provided by operating activities aggregated $491,000. Net cash used in investing activities for the year was $754,000, primarily as the result of $2.2 million of interest bearing deposits in other financial institutions, net of maturities of approximately $1.1 million partially offset by an increase in net loans of $427,000. Net cash provided by financing activities approximated $347,000 for the year as a result of a net increase in federal funds purchased of $200,000 and an increase in net deposit balances of $168,000, partially offset by $95,000 in purchases of treasury stock.

  Stockholders' equity represented 6.7% of total assets at December 31, 1997. Risk-based capital and leverage ratios of the subsidiary bank at December 31, 1997 exceeded levels considered necessary to be classified as an "adequately capitalized" institution by regulatory banking authorities.

 Effects of Economic Conditions

  Tri-County's consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation.

  The primary impact of inflation on the operations of Tri-County is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do changes in prices. Interest rate changes do not necessarily move in the same direction or have the same magnitude as changes in the prices of goods and services.

  The local economies of Washington and Cloud counties are heavily dependent on agriculture and related business.

LOAN PORTFOLIO--TYPES OF LOANS

  The following table presents the amount of loans outstanding at the dates indicated, according to loan category (dollars in thousands).

                                                            % OF           % OF
                                                            TOTAL          TOTAL
                                                   12/31/97 LOANS 12/31/96 LOANS
                                                   -------- ----- -------- -----
      Agricultural................................   9,802   35%    9,416   32%
      Real estate--mortgage.......................   8,940   32%    9,853   34%
      Commercial..................................   6,345   23%    6,635   23%
      Consumer....................................   2,863   10%    3,018   10%
      Other.......................................      96    0%      168    1%
                                                    ------  ----   ------  ----
                                                    28,046  100%   29,090  100%
                                                    ======  ====   ======  ====

 Agricultural and Commercial

  Agricultural and commercial loans are comprised mainly of loans to customers in the Washington and Cloud County trade areas and are dependent, to a large extent, on the agricultural sector. Consistent with management's emphasis on relationship banking, most borrowing customers also maintain deposit accounts and utilize other banking services.

 Real Estate--Mortgage

  This category of the loan portfolio consists of residential and farmland loans for properties located in Washington County, Kansas and Cloud County, Kansas. These loans aggregated approximately $8.9 million and $9.9 million at December 31, 1997 and 1996, respectively.

 Consumer

  The consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, home improvements, educational and recreational purposes.

ALLOWANCE FOR LOAN LOSSES

  Provisions for losses on loans receivable are based upon management's estimate of the amount required to maintain an adequate allowance for losses, relative to the risk in the loan portfolio. This estimate is based on reviews of the loan portfolio, including assessment of the estimated net realizable value of the related underlying collateral, and upon consideration of past loss experience, current economic conditions and such other factors that, in the opinion of management, deserve current recognition. Amounts are charged off as soon as probability of loss is established, taking into consideration such factors as the borrower's financial condition, underlying collateral and guarantees. Loans are also subject to periodic examination by regulatory agencies. Such agencies may require charge-offs or additions to the allowance based upon their judgments about information available at the time of their examination. The following table presents the allowance for loan losses at the dates indicated (dollars in thousands):

                                                     3/31/98  12/31/97 12/31/96
                                                     -------  -------- --------
      Balance at beginning of period................    642       500     328
        Loans charged-off:
          Agricultural..............................    --        --      (14)
          Commercial................................    (76)     (439)    (81)
          Real estate--mortgage.....................     --      (123)     (7)
          Consumer..................................    (12)      (80)    (19)
              Total charge-offs.....................    (88)     (642)   (121)
        Recoveries
          Agricultural..............................    --         14     --
          Commercial................................    --        --        4
          Consumer..................................      1        10       6
          Other.....................................    --          1     --
                                                      -----    ------   -----
              Total recoveries......................      1        25      10
      Net charge-offs...............................    (87)     (617)   (111)
      Provision for loan losses.....................     16       759     283
                                                      -----    ------   -----
              Balance at end of period..............    571       642     500
                                                      =====    ======   =====
      Ratio of net charge-offs during the period to
       average loans outstanding during the period..  (0.33)%  (2.26)%  (0.45)%
                                                      =====    ======   =====

  As of December 31, 1997 and 1996, the allowance for loan losses was allocated to Tri-County's loan categories as follows (dollars in thousands):

                                        12/31/97                12/31/96
                                 ----------------------- -----------------------
                                        PERCENT OF TOTAL        PERCENT OF TOTAL
                                         LOANS IN EACH           LOANS IN EACH
                                 AMOUNT   CATEGORY TO    AMOUNT   CATEGORY TO
                                 ------ ---------------- ------ ----------------
      Agricultural..............  101          35%        125          32%
      Commercial................  339          23%        217          23%
      Real estate--mortgage.....  150          32%        115          34%
      Consumer..................   52          10%         42          10%
      Other.....................  --            0%          1           1%
                                  ---         ----        ---         ----
                                  642         100%        500         100%
                                  ===         ====        ===         ====

NON-PERFORMING LOANS

  The following table presents the amount of non-performing loans outstanding at the dates indicated, by category (dollars in thousands):

                                                       3/31/98 12/31/97 12/31/96
                                                       ------- -------- --------
      Non-accrual loans...............................   935     843      208
      Loans 90 days past due and still accruing.......     4     110       63
      Restructured loans..............................   --      --       --
                                                         ---     ---      ---
          Total non-performing loans..................   939     953      271
                                                         ===     ===      ===

  If non-accrual loans had been current in accordance with their original terms and had been outstanding throughout 1997, Tri-County would have recognized an additional $113,000 of interest income on these loans. No interest income was included in net income from these loans in 1997.

  Management reviews Tri-County's loan portfolio on a continuous basis for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet contractual requirements of loan agreements. Such loans are placed under close supervision, with consideration given to placing the loan on a non-accrual status. Management then determines the need for additions to the allowance for loan loss, or, if appropriate, partial or full charge-off of the loan. Depending upon the circumstances, certain of these loans are from time to time renegotiated. Those loans on which management does not expect to collect interest in the normal course of business, or which are 90 days or more past due as to principal or interest, are placed on nonaccrual status. After a loan is placed on nonaccrual status, any interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on nonaccrual status on a cash basis so long as management is satisfied there is no impairment of the book value of the loan. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current, and in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 1997

  The following table sets forth the scheduled maturities of the loan portfolio as of December 31, 1997 (in thousands):

                               ONE YEAR OR LESS ONE TO FIVE YEARS OVER FIVE YEARS TOTAL
                               ---------------- ----------------- --------------- ------
      Agricultural............      6,136             2,564            1,102       9,802
      Commercial..............      1,715             1,660            2,970       6,345
      Real estate--mortgage...         92               848            8,000       8,940
      Consumer................        709             2,048              106       2,863
      Other...................         96               --               --           96
                                    -----             -----           ------      ------
          Total loans.........      8,748             7,120           12,178      28,046
                                    =====             =====           ======      ======

  As of December 31, 1997, loans repricing after one year include approximately $4.1 million in fixed rate loans and $15.2 million in floating or adjustable rate loans.

 Interest Rate Risk

  Asset and liability management encompasses both interest rate risk and liquidity management. Tri-County's net interest margin can be vulnerable to wide fluctuations arising from a change in the general level of interest rates which may affect the yield on interest earning assets differently than the cost of the interest bearing liabilities. Tri-County monitors its assets and liability mix in an effort to maintain a consistent earnings performance through control of interest rate risk.

  Below is a "static gap" schedule for Tri-County as of December 31, 1997 (in thousands). This is just one of several tools which may be used to measure and manage interest rate sensitivity. Earning assets and interest bearing liabilities are presented below within selected time intervals based on their repricing and maturity characteristics. In this view, the sensitivity position is perfectly matched when an equal amount of assets and liabilities reprice during any given period. Excess assets or liabilities repricing in a given time period result in the "Interest Sensitivity Gap" shown at the bottom of the schedule. A positive gap indicates more assets than liabilities will reprice in that time period, while a negative gap indicates more liabilities than assets will reprice.

REPRICING AND INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 1997

                                            0-3      4-12   1-5   OVER 5
                                           MONTHS   MONTHS YEARS  YEARS  TOTAL
                                          --------  ------ ------ ------ ------
Interest Earning Assets:
  Loans.................................. $  7,799   9,712  9,073 1,462  28,046
  Investment securities--taxable.........    1,089   3,248  5,598   894  10,829
  Investment securities--nontaxable......      --       25    235   --      260
  Interest-bearing deposits in other
   other financial institutions..........      589   1,560    --    --    2,149
                                          --------  ------ ------ -----  ------
    Total interest earning assets........    9,477  14,545 14,906 2,356  41,284
                                          --------  ------ ------ -----  ------
Interest Bearing Liabilities:
  Interest bearing demand and savings....   11,976     --     --    --   11,976
  Time & CD's < $100,000.................    5,622   9,516  5,227   --   20,365
  Time & CD's > $100,000.................    1,481   2,851    833   --    5,165
  Federal funds purchased................      525     --     --    --      525
  Borrowed funds.........................      --      114     80   --      194
                                          --------  ------ ------ -----  ------
    Total interest bearing liabilities...   19,604  12,481  6,140   --   38,225
                                          --------  ------ ------ -----  ------
Interest sensitivity GAP................. $(10,127)  2,064  8,766 2,356   3,059
                                          ========  ====== ====== =====  ======

  The schedule indicates Tri-County is liability sensitive in the 0-3 month period and is asset sensitive for all other periods. This means, that during the 0-3 month period, interest bearing liabilities would be repricing faster than earning assets, thereby improving net interest income when rates are declining and reducing net interest income when rates are rising. While the "static gap" is a widely used measure of interest sensitivity, it is not, in management's opinion, the only indicator of Tri-County's sensitivity position.

  The following table summarizes at December 31, 1997, Tri-County's certificates of deposits of $100,000 or more by time remaining until maturity.

                                                         CERTIFICATES OF DEPOSIT
                                                           $100,000 OR GREATER
                                                         -----------------------
                                                         (DOLLARS IN THOUSANDS)
      Maturity Period:
        Less than three months..........................         $1,481
        Over three months through six months............          2,169
        Over six months through twelve months...........            682
        Over twelve months..............................            833
                                                                 ------
          Total CD's > $100,000.........................         $5,165
                                                                 ======

  Tri-County had no other time deposits in excess of $100,000.

ACCOUNTING AND FINANCIAL REPORTING

  The Financial and Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income in June 1997. SFAS No. 130 requires classifying items of other comprehensive income by their nature in the financial statements and displaying the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of stockholders' equity. SFAS No. 130 is effective for fiscal years beginning after December 31, 1997. The adoption of the standard is not expected to have a significant impact on the financial statements of Tri-County.

                                 LEGAL OPINION

  The legality of the Company Common Stock offered hereby will be passed upon by Blackwell Sanders Peper Martin LLP.

                                    EXPERTS

INDEPENDENT PUBLIC ACCOUNTANTS FOR GOLD BANC CORPORATION, INC.

  The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the 3-year period ended December 31, 1997 incorporated by reference in the Annual Report on Form 10-K, which are incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

INDEPENDENT PUBLIC ACCOUNTANTS FOR TRI-COUNTY BANCSHARES, INC.

  The consolidated financial statements of Tri-County as of and for the year ended December 31, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

  If the Merger is consummated, stockholders of Tri-County will become stockholders of the Company at the Effective Time. The Company stockholders may submit to the Company proposals for formal consideration at the 1999 annual meeting of the Company's stockholders and inclusion in the Company's proxy statement for such meetings. All such proposals to be considered for inclusion in the Company's proxy statement for the 1999 annual meeting must be received in writing by the Corporate Secretary at Gold Banc Corporation, Inc. by November 25, 1998.

                        INDEX TO FINANCIAL STATEMENTS OF

                    TRI-COUNTY BANCSHARES, INC. & SUBSIDIARY

                                                                            PAGE
                                                                            ----
Audited Consolidated Financial Statements, December 31, 1997 and 1996......  F-2
Unaudited Consolidated Financial Statements, March 31, 1998 and 1997....... F-15

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tri-County Bancshares and Subsidiary:

  We have audited the accompanying consolidated balance sheet of Tri-County Bancshares and subsidiary as of December 31, 1997 and the related consolidated statement of earnings, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-County Bancshares and subsidiary as of December 31, 1997 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

June 5, 1998

                   TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)

                          ASSETS                            1997       1996
                          ------                           -------  -----------
                                                                    (UNAUDITED)
Cash and due from banks................................... $ 1,612     1,528
Interest-bearing deposits at other institutions...........   2,149     1,073
Investment securities (note 2)
  Held-to-maturity........................................   9,363     9,972
  Available-for-sale......................................   1,726       950
                                                           -------    ------
    Total investment securities...........................  11,089    10,922
                                                           -------    ------
Loans, net (note 3).......................................  27,404    28,590
Land, buildings and equipment, net (note 4)...............     635       724
Accrued interest, deferred taxes and other assets (note
 7).......................................................     838       696
                                                           -------    ------
    Total assets.......................................... $43,727    43,533
                                                           =======    ======
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Deposits (note 5)......................................... $39,986    39,818
Federal funds purchased...................................     525       325
Borrowed funds (note 6)...................................     194       120
Accrued interest and other liabilities....................     110       242
                                                           -------    ------
    Total liabilities.....................................  40,815    40,505
                                                           -------    ------
Stockholders' equity (note 9):
  Common stock, $100 par value; 50,000 shares authorized;
   12,772 shares issued; 12,377 and 12,722 shares
   outstanding, respectively..............................   1,277     1,277
  Capital surplus.........................................     338       338
  Retained earnings.......................................   1,392     1,414
  Unrealized gain (loss) on available-for-sale securities,
   net of tax.............................................     --         (1)
  Treasury stock, 395 shares at December 31, 1997, at
   cost...................................................     (95)      --
                                                           -------    ------
    Total stockholders' equity............................   2,912     3,028
Commitments and contingent liabilities (note 10)
                                                           -------    ------
    Total liabilities and stockholders' equity............ $43,727    43,533
                                                           =======    ======


          See accompanying notes to consolidated financial statements.

                   TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              1997      1996
                                                             ------  -----------
                                                                     (UNAUDITED)
Interest and fee income:
  Loans..................................................... $2,611     2,537
  Investment securities.....................................    696       705
  Other.....................................................    127       105
                                                             ------     -----
    Total interest and fee income...........................  3,434     3,347
                                                             ------     -----
Interest expense:
  Deposits..................................................  1,816     1,693
  Other.....................................................     14        19
                                                             ------     -----
    Total interest expense..................................  1,830     1,712
                                                             ------     -----
Net interest margin.........................................  1,604     1,635
Provision for loan losses (note 3)..........................    759       283
                                                             ------     -----
    Net interest income after provision for loan losses.....    845     1,352
                                                             ------     -----
Other income:
  Service charges on deposit accounts.......................    266       252
  Other.....................................................     73        85
                                                             ------     -----
                                                                339       337
                                                             ------     -----
Other expenses:
  Salaries and employee benefits............................    714       720
  Furniture and equipment...................................    151       170
  Occupancy expense.........................................     42        49
  Professional services.....................................     49        47
  Advertising...............................................     41        53
  Other.....................................................    256       264
                                                             ------     -----
                                                              1,253     1,303
                                                             ------     -----
Earnings (loss) before income taxes.........................    (69)      386
Income tax (benefit) expense (note 7).......................    (47)      130
                                                             ------     -----
Net earnings (loss)......................................... $  (22)      256
                                                             ======     =====
Basic and diluted net earnings (loss) per share............. $(1.71)    20.07
                                                             ======     =====

          See accompanying notes to consolidated financial statements.

                   TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                    UNREALIZED
                                                      GAIN ON
                                                    AVAILABLE-
                                                     FOR-SALE
                            COMMON CAPITAL RETAINED SECURITIES, TREASURY
                            STOCK  SURPLUS EARNINGS NET OF TAX   STOCK   TOTAL
                            ------ ------- -------- ----------- -------- -----
Balance at December 31,
 1995
 (unaudited)............... $1,277   338    1,158       --        --     2,773
Unrealized loss on
 available-for-sale
 securities, net of tax
 (unaudited)...............    --    --       --         (1)      --        (1)
Net earnings (unaudited)...    --    --       256       --        --       256
                            ------   ---    -----       ---       ---    -----
Balance at December 31,
 1996
 (unaudited)...............  1,277   338    1,414        (1)      --     3,028
Unrealized gain on
 available-for-sale
 securities, net of tax....    --    --       --          1       --         1
Purchase of 395 shares of
 common
 stock at cost.............    --    --       --        --        (95)     (95)
Net loss...................    --    --       (22)      --        --       (22)
                            ------   ---    -----       ---       ---    -----
Balance at December 31,
 1997...................... $1,277   338    1,392       --        (95)   2,912
                            ======   ===    =====       ===       ===    =====


          See accompanying notes to consolidated financial statements.

                   TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                             1997      1996
                                                            ------  -----------
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)...................................... $  (22)      256
  Adjustments to reconcile net earnings (loss) to net cash
   from operating activities:
    Provision for loan losses..............................    759       283
    Depreciation and amortization..........................     81        91
    Accretion of discounts on investment securities,
     net of amortization of premiums.......................    (72)      (61)
    Increase in other assets...............................   (124)        2
    Decrease (increase) in other liabilities...............   (131)       74
                                                            ------    ------
      Net cash provided by operating activities............    491       645
                                                            ------    ------
Cash flows from investing activities:
  Net increase (decrease) in loans.........................    427    (6,305)
  Purchases of available-for-sale securities............... (1,936)   (1,274)
  Purchases of held-to-maturity securities................. (1,909)   (3,296)
  Proceeds from maturities of available-for-sale
   securities..............................................  1,200     2,735
  Proceeds from maturities of held-to-maturity securities..  2,550     1,986
  Purchases of interest-bearing deposits................... (2,163)   (1,194)
  Proceeds from maturities of certificates of deposit......  1,087     1,364
  Purchases of land, buildings and equipment, net..........    (10)     (188)
                                                            ------    ------
      Net cash used in investing activities................   (754)   (6,172)
                                                            ------    ------
Cash flows from financing activities:
  Net increase in deposits.................................    168     4,464
  Net increase in federal funds purchased..................    200       325
  Proceeds from borrowed funds.............................     94       --
  Repayment of borrowed funds..............................    (20)      (60)
  Purchase of treasury stock...............................    (95)      --
                                                            ------    ------
      Net cash provided by financing activities............    347     4,729
                                                            ------    ------
Net increase (decrease) in cash and cash equivalents.......     84      (798)
Cash and cash equivalents at beginning of year.............  1,528     2,326
                                                            ------    ------
Cash and cash equivalents at end of year................... $1,612     1,528
                                                            ======    ======

          See accompanying notes to consolidated financial statements.

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996
   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

  The consolidated financial statements include the accounts of Tri-County Bancshares, Inc. and its subsidiary, Tri-County Bank (the Bank), collectively referred to as the Company. All significant intercompany transactions have been eliminated.

 (b) Investment Securities

  The Company classifies investment securities as either available-for-sale or held-to-maturity. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity. All other securities are classified as available-for-sale.

  Held-to-maturity securities are recorded at amortized cost. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized.

  A decline in the fair value of any security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security.

  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to interest income. Interest income is recognized when earned. Realized gains and losses are included in income using the specific identification method for determining the basis of the securities sold.

 (c) Land, Buildings and Equipment

  Land, buildings and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful life of the respective assets, ranging from three to thirty-nine years, utilizing primarily the straight-line method.

  Costs of maintenance and repairs are charged to expense as incurred. Major betterments are considered individually and are expensed or capitalized as the facts dictate.

 (d) Recognition of Income on Loans

  Interest income on loans is accrued based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the interest will not be collectible in the ordinary course of business. When interest accrual is discontinued, all unpaid accrued interest is reversed.

 (e) Provision for Loan Losses

  Provisions for losses on loans receivable are based upon management's estimate of the amount required to maintain an adequate allowance for losses, relative to the risk in the loan portfolio. This estimate is based on reviews of the loan portfolio, including assessment of the estimated net realizable value of the related underlying collateral, and upon consideration of past loss experience, current economic conditions and such other factors which, in the opinion of management, deserve current recognition. Amounts are charged off as soon as probability of loss is established, taking into consideration such factors as the borrower's financial condition, underlying collateral and guarantees. Loans are also subject to periodic examination by regulatory agencies. Such agencies may require charge-offs or additions to the allowance based upon their judgments about information available at the time of their examination.

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)


 (f) Income Taxes

  The Company and its subsidiary file a consolidated federal income tax return. The Company records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (g) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (h) Consolidated Statements of Cash Flows

  For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash-on-hand and due from banks.

  Supplemental information for the consolidated statements of cash flows for 1997 and 1996 was as follows (in thousands):

                                                                     1997  1996
                                                                    ------ -----
      Interest and fees received................................... $3,416 4,884
                                                                    ====== =====
      Interest paid................................................ $1,830 2,121
                                                                    ====== =====
      Income taxes paid, net of refunds received................... $  186    76
                                                                    ====== =====

 (i) Earnings Per Common Share

  Earnings per share is computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is based upon the weighted average number of common shares outstanding during the periods presented. Weighted average common shares outstanding were 12,751 and 12,772 for 1997 and 1996, respectively. During 1997 and 1996, there were no dilutive securities outstanding.

 (j) Future Accounting Pronouncements

  The Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in June 1997. SFAS No. 130 will require the Company to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of stockholders' equity. SFAS No. 131 requires that public enterprises report financial and descriptive information about their reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management. Both SFAS No. 130 and SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The adoption of the standards is not expected to have a significant impact on the financial statements of the Company.

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)


(2) INVESTMENT SECURITIES

  The amortized cost, gross unrealized gains (losses) and fair values of available-for-sale and held-to-maturity securities by type at December 31, 1997 and 1996 follow (in thousands):

                                                      GROSS      GROSS
                                          AMORTIZED UNREALIZED UNREALIZED FAIR
                                            COST      GAINS      LOSSES   VALUE
                                          --------- ---------- ---------- -----
      1997
        Available-for-sale:
          United States government and
           federal agency obligations....  $1,664        1         (1)    1,664
          Other..........................      62      --         --         62
                                           ------      ---        ---     -----
                                           $1,726        1         (1)    1,726
                                           ======      ===        ===     =====
        Held-to-maturity:
          United States government and
           federal agency obligations....  $8,149       32        (12)    8,169
          State and local obligations....     260      --          (2)      258
          Mortgage-backed securities.....     954        2        (31)      925
                                           ------      ---        ---     -----
                                           $9,363       34        (45)    9,352
                                           ======      ===        ===     =====
      1996
        Available-for-sale:
          United States government and
           federal agency obligations....  $  889        1         (2)      888
          Other..........................      62      --         --         62
                                           ------      ---        ---     -----
                                           $  951        1         (2)      950
                                           ======      ===        ===     =====
        Held-to-maturity:
          United States government and
           federal agency obligations....  $8,509       44        (31)    8,522
          State and local obligations....     281      --          (6)      275
          Mortgage-backed securities.....   1,182       26        (16)    1,192
                                           ------      ---        ---     -----
                                           $9,972       70        (53)    9,989
                                           ======      ===        ===     =====

  The amortized cost and fair value of United States government and federal agency obligations at December 31, 1997 and 1996 by contractual maturity are shown below (in thousands):

                                                      1997            1996
                                                 --------------- ---------------
                                                 AMORTIZED FAIR  AMORTIZED FAIR
                                                   COST    VALUE   COST    VALUE
                                                 --------- ----- --------- -----
      Available-for-sale:
        Within one year.........................  $   986    986     589     588
        After one but within five years.........      678    678     300     300
        Other...................................       62     62      62      62
                                                  -------  -----   -----   -----
                                                  $ 1,726  1,726     951     950
                                                  =======  =====   =====   =====
      Held-to-maturity:
        Within one year.........................    3,254  3,489   2,316   2,322
        After one but within five years.........    5,155  4,938   6,474   6,475
        Mortgage-backed securities..............      954    925   1,182   1,192
                                                  -------  -----   -----   -----
                                                  $ 9,363  9,352   9,972   9,989
                                                  =======  =====   =====   =====

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)


  The Company's portfolio of mortgage-backed securities consists primarily of fixed rate mortgage pools.

  There were no sales of securities in 1997 or 1996.

  Investment securities and money market obligations with a fair value of approximately $5,798,000 and $4,388,000 were pledged to secure public deposits, federal funds purchased and borrowed funds at December 31, 1997 and 1996, respectively.

(3) LOANS AND ALLOWANCES FOR LOAN LOSSES

  The Company is a community banking institution operating in Concordia, Linn and Washington, Kansas. The Bank's primary market area is Washington and Cloud counties. Accordingly, substantially all of the loans made by the Company are within its primary market area.

  The Company evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

  Loans consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                                   1997    1996
                                                                  ------- ------
      Agricultural............................................... $ 9,802  9,416
      Real estate--mortgage......................................   8,940  9,853
      Commercial.................................................   6,345  6,635
      Consumer...................................................   2,863  3,018
      Other......................................................      96    168
                                                                  ------- ------
                                                                   28,046 29,090
      Less allowances for loan losses............................     642    500
                                                                  ------- ------
          Total loans............................................ $27,404 28,590
                                                                  ======= ======

  Loans made to executive officers and directors of the Company approximated $619,000 and $588,000 at December 31, 1997 and 1996, respectively. Such loans were made in the ordinary course of business at market rates.

  The activity in the allowance for loan losses is summarized as follows for the years ended December 31, 1997 and 1996 (in thousands):

                                                                   1997   1996
                                                                   -----  -----
      Balance at beginning of year................................ $ 500    328
      Provision for loan losses...................................   759    283
      Charge-offs.................................................  (642)  (121)
      Recoveries..................................................    25     10
                                                                   -----  -----
      Balance at end of year...................................... $ 642    500
                                                                   =====  =====

  Nonaccruing loans at December 31, 1997 and 1996 aggregated approximately $843,000 and $208,000, respectively. The interest income not recognized on these loans was approximately $113,000 and $23,000 in 1997 and 1996, respectively. Other impaired loans are considered insignificant at December 31, 1997 and 1996.

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)


(4) LAND, BUILDINGS AND EQUIPMENT

  A summary of the Company's land, building and equipment at December 31, 1997 and 1996 is as follows (in thousands):

                                                                    1997   1996
                                                                   ------ ------
      Land........................................................ $   40     40
      Buildings and improvements..................................    642    642
      Furniture, fixtures and equipment...........................    657    655
      Automobiles.................................................     36     36
                                                                   ------ ------
                                                                    1,375  1,373
      Less accumulated depreciation...............................    740    649
                                                                   ------ ------
          Total................................................... $  635    724
                                                                   ====== ======

  Depreciation of buildings and equipment charged to expense was approximately $99,000 and $108,000 for 1997 and 1996, respectively, and is included in occupancy and furniture and equipment expense in the consolidated statements of earnings.

(5) DEPOSITS

  Deposits consist of the following at December 31, 1997 and 1996 (in thousands):

                                                                   1997    1996
                                                                  ------- ------
      Noninterest bearing demand................................. $ 2,480  2,153
      Savings and interest-bearing demand........................  11,976 12,243
      Time, $100,000 and greater.................................   5,165  3,992
      Time, other................................................  20,365 21,430
                                                                  ------- ------
                                                                  $39,986 39,818
                                                                  ======= ======

  Maturities of time deposits are as follows at December 31, 1997 (in thousands):

             YEAR                              AMOUNT
             ----                              -------
             1998............................. $19,469
             1999.............................   3,024
             2000.............................   2,765
             2001.............................     138
             2002.............................     134
                                               -------
                                               $25,530
                                               =======

(6) BORROWED FUNDS

  Borrowed funds at December 31, 1997 and 1996 consisted of notes payable to a bank aggregating $194,000 and $120,000, respectively. Such notes bear interest at 1/2% above prime (9% at December 31, 1997) with principal balances of $114,000 and $80,000 maturing in 1998 and 1999, respectively.

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)


(7) INCOME TAXES

  Income tax expense (benefit) from operations for the years ended December 31, 1997 and 1996 is as follows (in thousands):

                                                                      1997  1996
                                                                      ----  ----
      Current........................................................ $ 47   98
      Deferred.......................................................  (94)  32
                                                                      ----  ---
          Total...................................................... $(47) 130
                                                                      ====  ===

  Based on the statutory federal income tax rate of 34%, for the years ended December 31, 1997 and 1996, actual income taxes differ from expected income taxes as a result of the following (in thousands):

                                                                     1997  1996
                                                                     ----  ----
      Expected federal income tax expense (benefit)................. $(23) 131
      Nontaxable interest income, net...............................   (5) (11)
      Other, net....................................................  (19)  10
                                                                     ----  ---
          Total income tax expense (benefit)........................ $(47) 130
                                                                     ====  ===

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below (in thousands):

                                                                       1997 1996
                                                                       ---- ----
      Allowance for loan losses....................................... $235 144
      State tax benefit...............................................   21  11
                                                                       ---- ---
          Total deferred tax assets...................................  256 155
                                                                       ---- ---
      Depreciation....................................................   30  30
      Market discount on investment securities........................   36  29
                                                                       ---- ---
          Total deferred tax liabilities..............................   66  59
                                                                       ---- ---
      Net deferred tax assets included in other assets................ $190  96
                                                                       ==== ===

  No valuation allowance for deferred tax assets was necessary at December 31, 1997 and 1996.

(8) EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) savings plan covering substantially all of their employees. The Company matches 50% of the employee's contributions not to exceed 5% of their total compensation. Contributions to the 401(k) plan charged to salaries and employee benefits amounted to $11,000 in both 1997 and 1996.

(9) REGULATORY CAPITAL REQUIREMENTS

  Current regulatory capital regulations require financial institutions to meet three different regulatory capital requirements. Institutions are required to have minimum leverage capital equal to 4% of total average assets, minimum Tier 1 risk-based capital equal to 4% of total risk-weighted assets and total qualifying capital equal to

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)

8% of total risk-weighted assets in order to be considered "adequately capitalized." The following is a comparison of the Bank's regulatory capital to minimum capital requirements at December 31, 1997 (in thousands):

                                                       REGULATORY CAPITAL
                                                 ------------------------------
                                                            TIER 1     TOTAL
                                                 LEVERAGE RISK-BASED RISK-BASED
                                                 CAPITAL   CAPITAL    CAPITAL
                                                 -------- ---------- ----------
      Bank capital..............................  $3,112    3,112      3,488
      Minimum capital requirements..............   1,744    1,194      2,388
                                                  ------    -----      -----
      Bank capital in excess of minimum capital
       requirements.............................  $1,368    1,918      1,100
                                                  ------    -----      -----
      Minimum capital requirement--percent......    4.00%    4.00       8.00
                                                  ------    -----      -----
      Bank capital..............................    7.14%   10.42      11.68
                                                  ======    =====      =====

(10) COMMITMENTS

  The Company has outstanding commitments to provide loans to customers and has also issued letters of credit. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as is involved in extending loan facilities to customers. The Company has unfunded loan commitments and outstanding letters of credit amounting to $3,589,000 and $4,752,000 at December 31, 1997 and 1996, respectively.

(11) PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

  Following is condensed financial information of the Company as of and for the years ended December 31, 1997 and 1996 (amounts in thousands):

                           CONDENSED BALANCE SHEETS

                          DECEMBER 31, 1997 AND 1996

                           ASSETS                              1997     1996
                           ------                             ------ -----------
                                                                     (UNAUDITED)
Cash......................................................... $    3       10
Investment in subsidiary.....................................  3,112    3,171
Other........................................................      4      --
                                                              ------    -----
    Total assets............................................. $3,119    3,181
                                                              ======    =====
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Borrowed funds............................................... $  194      120
Other........................................................     13       33
Stockholders' equity.........................................  2,912    3,028
                                                              ------    -----
    Total liabilities and stockholders' equity............... $3,119    3,181
                                                              ======    =====

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

   (INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996 IS UNAUDITED)


                       CONDENSED STATEMENTS OF EARNINGS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                          1997     1996
                          ----  -----------
                                (UNAUDITED)
Dividends from
 subsidiary.............  $ 32       69
Other expense, net......    (3)      (1)
                          ----      ---
Income before equity in
 undistributed earnings
 of subsidiary..........    29       68
Increase (decrease) in
 undistributed equity of
 subsidiary.............   (59)     181
                          ----      ---
Earnings (loss) before
 income taxes...........   (30)     249
Income tax benefit......     8        7
                          ----      ---
Net earnings (loss).....  $(22)     256
                          ====      ===

                      CONDENSED STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                               1997     1996
                                                               ----  -----------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)......................................... $(22)     256
  (Increase) decrease in undistributed equity of subsidiary...   59     (180)
  Other.......................................................  (23)     (15)
                                                               ----     ----
    Net cash provided by operating activities.................   14       61
                                                               ----     ----
Cash flows from financing activities:
  Purchase of treasury stock..................................  (95)     --
  Proceeds from note payable..................................   94      --
  Payment on note payable.....................................  (20)     (60)
                                                               ----     ----
    Net cash used in financing activities.....................  (21)     (60)
                                                               ----     ----
Net increase (decrease) in cash...............................   (7)       1
Cash at beginning of year.....................................   10        9
                                                               ----     ----
Cash at end of year........................................... $  3       10
                                                               ====     ====

(12) SUBSEQUENT EVENTS

  On April 29, 1998, the Company announced a definitive merger agreement with Gold Banc Corporation, Inc. for a combination cash and stock-for-stock/tax free transaction valued at $4.4 million. Gold Banc Corporation had total assets of $567 million, deposits of $455 million and loans of $368 million at March 31, 1998. Closing of the merger is contingent upon receiving regulatory and shareholder approval.

                   TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                       MARCH 31, 1998 AND MARCH 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                        MARCH 31,  DECEMBER 31,
                        ASSETS                            1998         1997
                        ------                         ----------- ------------
                                                       (UNAUDITED)
Cash and due from banks...............................   $ 1,419       1,612
Federal funds sold....................................       895         --
Interest-bearing deposits at other institutions.......     2,042       2,149
                                                         -------      ------
Investment securities:
  Held-to-maturity securities.........................    10,419       9,363
  Available-for-sale securities.......................     1,534       1,726
                                                         -------      ------
    Total investment securities.......................    11,953      11,089
                                                         -------      ------
Loans, net............................................    26,030      27,404
Land, buildings and equipment, net....................       614         635
Accrued interest, deferred taxes and other assets.....       722         838
                                                         -------      ------
    Total assets......................................   $43,675      43,727
                                                         =======      ======
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Liabilities:
  Deposits............................................   $40,392      39,986
  Federal funds purchased.............................       --          525
  Borrowed funds......................................       194         194
  Accrued interest and other liabilities..............       104         110
                                                         -------      ------
    Total liabilities.................................    40,690      40,815
                                                         -------      ------
Stockholders' equity:
  Common stock, $100 par value, 50,000 shares
   authorized, 12,772 shares issued; 12,337 shares
   outstanding........................................     1,277       1,277
  Additional paid-in capital..........................       338         338
  Retained earnings...................................     1,465       1,392
  Treasury stock, 395 shares, at cost.................       (95)        (95)
                                                         -------      ------
    Total stockholders' equity........................     2,985       2,912
                                                         -------      ------
    Total liabilities and stockholders' equity........   $43,675      43,727
                                                         =======      ======

          See accompanying notes to consolidated financial statements.

                   TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS

          FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             MARCH 31, MARCH 31,
                                                               1998      1997
                                                             --------- ---------
                                                                 (UNAUDITED)
Interest and fee income:
  Loans.....................................................   $ 627       647
  Investment securities.....................................     174       172
  Other.....................................................      43        25
                                                               -----     -----
    Total interest and fee income...........................     844       844
                                                               -----     -----
Interest expense:
  Deposits..................................................     451       446
  Other.....................................................       5         3
                                                               -----     -----
                                                                 456       449
                                                               -----     -----
Net interest income.........................................     388       395
Provision for loan losses...................................      16       249
                                                               -----     -----
    Net interest income after provision for loan losses.....     372       146
                                                               -----     -----
Other income:
  Service fees..............................................      58        72
  Other.....................................................      16        18
                                                               -----     -----
                                                                  74        90
                                                               -----     -----
Other expense:
  Salaries and employee benefits............................     166       192
  Furniture and equipment...................................      39        38
  Net occupancy expense.....................................      10        11
  Professional services.....................................      16        13
  Advertising...............................................       9        10
  Other.....................................................      75        71
                                                               -----     -----
                                                                 315       335
                                                               -----     -----
Earnings (loss) before income taxes.........................     131       (99)
Income tax expense (benefit)................................      57       (41)
                                                               -----     -----
Net earnings (loss).........................................   $  74       (58)
                                                               =====     =====
Basic and dilluted net earnings (loss) per share............   $5.99     (4.58)
                                                               =====     =====

          See accompanying notes to consolidated financial statements.

                   TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997
                                 (IN THOUSANDS)

                                                            MARCH 31, MARCH 31,
                                                              1998      1997
                                                            --------- ---------
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)......................................  $    74      (58)
  Adjustments to reconcile net earnings (loss) to net cash
   provided by operating activities:
    Provisions for loan losses.............................       16      249
    Accretion of discounts on investment securities' net of
     amortization of premiums..............................      (17)     (18)
    Depreciation and amortization..........................       18       20
    Other changes:
      Accrued interested, deferred taxes and other assets..      121       32
      Accrued interest and other liabilities...............       (7)     (93)
                                                             -------    -----
        Net cash provided by operating activities..........      205      132
                                                             -------    -----
  Cash flows from investing activities:
  Net decrease in loans....................................    1,357    1,268
  Purchases of available-for-sale securities...............     (200)    (434)
  Purchases of held-to-maturity securities.................   (1,930)    (859)
  Proceeds from maturities of available-for-sale
   securities..............................................      400      100
  Proceeds from maturities of held-to-maturity security....      882      636
  Purchases of interest-bearing deposits...................     (482)    (497)
  Proceeds from maturities of interest-bearing deposits....      589      400
                                                             -------    -----
        Net cash provided by investing activities..........      616      614
                                                             -------    -----
Cash flows from financing activities:
  Increase (decrease) in deposits..........................      406      (75)
  Decrease in federal funds purchased......................     (525)    (325)
                                                             -------    -----
        Net cash used in financing activities..............     (119)    (400)
                                                             -------    -----
Increase in cash and cash equivalents......................      702      346
Cash and cash equivalents, beginning of period.............    1,612    1,528
                                                             -------    -----
Cash and cash equivalents, end of period...................  $ 2,314    1,874
                                                             =======    =====

          See accompanying notes to consolidated financial statements.

                  TRI-COUNTY BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            MARCH 31, 1998 AND 1997

(1) BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Trio-County Bancshares, Inc. and its subsidiary, Tri-County Bank, collectively referred to as the Company. All significant intercompany transactions have been eliminated.

  The December 31, 1997 balance sheet has been derived from the audited financial statements. The consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of financial position and results of operations for those periods. The consolidated statements of earnings for the three months ended March.

                                    ANNEX A

                 RESTATED AGREEMENT AND PLAN OF REORGANIZATION

  This Restated Agreement and Plan of Reorganization (the "Agreement") dated as of the 29th day of April, 1998, is made by and among GOLD BANC CORPORATION, INC., a Kansas corporation ("Gold"), GOLD BANC ACQUISITION CORPORATION II, INC., a Kansas corporation ("Sub") and TRI-COUNTY BANCSHARES, INC., a Kansas corporation ("Company").

                                  WITNESSETH:

  WHEREAS, Gold, Company and Gold Banc Acquisition Corporation V, Inc. previously entered into an Agreement and Plan of Reorganization and this Restated Agreement supersedes such prior agreement; and

  WHEREAS, the Boards of Directors of Gold, Sub and Company have approved and deem it advisable and in the best interests of their respective companies and shareholders that Gold and Company become affiliated through the merger of Company with and into Sub in the manner hereinafter set forth (the "Merger"); and

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                              THE COMPANY MERGER

  1.1 The Company Merger. Upon the terms and subject to the conditions of this Agreement at the Effective Time (as hereinafter defined), Company shall be merged with and into Sub and the separate existence and corporate organization of Company shall thereupon cease and Sub and Company shall thereupon be a single corporation. Sub shall be the surviving corporation in the Merger and the separate corporate existence of Sub shall continue unaffected and unimpaired by the Merger.

  1.2 Effective Time of the Company Merger. On the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State on the first business day following the Closing Date, all in accordance with the Kansas General Corporation Code (the "KGCC"). The Merger shall become effective on the Closing Date (the "Effective Time"). The closing shall be on a day (the "Closing Date") within forty-five (45) days following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Articles VII and VIII of this Agreement at the offices of Gold, 11301 Nall Avenue, Leawood, Kansas, which day shall be specified by notice from Gold to Company (such notice to be at least five (5) days in advance of such Closing Date).

  1.3 The Articles of Incorporation. The Articles of Incorporation and By-Laws of Sub as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and By-Laws of the surviving corporation from and after the Effective Time until amended as provided by law and the officers and directors of Sub shall continue as the officers and directors of the surviving corporation from and after the Effective Time.

  1.4 Effect of Company Merger. Subject to Kansas law, at the Effective Time
(a) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (b) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the Merger; (c) all rights of creditors and all liens on any property of the Company shall be preserved unimpaired; and (d) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

  1.5 Further Assurances. If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of the Company, the Board of Directors and officers of Sub shall, and will be authorized to, execute and deliver in the name and on behalf of Sub or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE II

                       PROVISIONS OF MERGER TRANSACTION

  2.1 Effect of Merger on Sub Stock. Each share of common stock, $1.00 par value per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time, and shall be unaffected by the Company Merger.

  2.2 Conversion of the Company Shares in the Company Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Except as set forth in Section 2.2(c) hereinafter, each outstanding share of common stock, $100.00 par value per share of the Company, including any and all shares which are held in the treasury of the Company or held by the Company or any subsidiary of the Company other than as trustee, fiduciary, nominee or some similar capacity ("Company Common Stock") shall be canceled and retired and shall cease to exist from and after the Effective Time, and in addition to Gold Common Stock as provided hereinafter, immediately available funds shall be delivered in exchange therefor as set forth in Section 2.2(b) and Section 2.2(c) hereinafter;

    (b) Except as set forth in Section 2.2(c) hereinafter, each share of the issued and outstanding Company Common Stock (the total of which shall be 12,377 shares at the Effective Time as provided hereinafter), shall be converted into 17 shares of Gold Common Stock, as defined in Section 3.6 below, and the Gold Common Stock shall be delivered to a brokerage account set up at Advest, Inc. to be set up for each shareholder of the Company; the formula set forth in this Section 2.2(b) is effective after the effective date of the 100% stock dividend referenced in Section 3.6 hereinafter;

    (c) At the Effective Time, in addition to the conversion of Company Common Stock into Gold Common Stock as provided in Section 2.2(b) above, Sub shall pay to the shareholders of the Company a total of $1,732,780.00. As a result, all of the shareholders of the Company will be entitled to receive, as part of this transaction, 8.5 shares of Gold Common Stock and One Hundred Forty Dollars ($140.00) (subject to possible adjustment as set forth hereinafter) for each and every share of Company Common Stock owned by the shareholder. The cash being paid by Sub hereunder and the Gold Common Stock referenced hereinabove shall be the total consideration delivered by Sub hereunder.

  2.3 Exchange of Certificates. (a) Gold, on behalf of Sub, shall make available to Exchange National Bank, which is hereby designated as exchange agent (the "Exchange Agent"), at and after the Effective Time, such cash and number of shares of Gold Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.2 hereof. As soon as practicable after the Closing Date, Gold on behalf of the Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into cash and certificates of Gold Common Stock.

  (b) Notwithstanding any other provision herein, no fractional shares of Gold Common Stock and no certificates or script therefor or other evidence of ownership thereof will be issued. All fractional shares of Gold Common Stock to which a holder of Company Common Stock would otherwise be entitled to under
Section 2.2 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange Agent an amount in cash in lieu of such fractional share equal to the product of such fraction and the Average Gold Price. Gold, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

  2.4 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

  2.5 Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Gold Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company shareholders entitled to receive certificates representing Gold Common Stock until such shareholders surrender their certificates. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Gold Common Stock shall be issued any dividends which shall have become payable with respect to such Gold Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Gold Common Stock shall be issued any dividend on such Gold Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

  2.6 Shareholders' Approval. Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Articles of Incorporation and By-Laws of Company. A shareholders' meeting of Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the execution hereof. Company and its Board of Directors shall recommend that the shareholders of Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

  2.7 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's shareholders pursuant to the KGCC, any shares held by a person who objects to the Merger, whose shares were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the KGCC concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company Dissenting Shares") shall not be converted pursuant to Section 2.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the KGCC, including, if applicable, any costs determined to be payable by Bank to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the KGCC. Notwithstanding the foregoing, as set forth hereinafter, the obligation of Gold to close on this transaction is contingent upon the total required cash payments due Company's shareholders exercising dissenter's rights totaling less than 2% of the total consideration being provided by Gold to Company as consideration for this merger.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF GOLD AND SUB

  Except as set forth on the Gold Disclosure Schedule attached hereto, Gold and Sub, jointly and severally, hereby represent and warrant as follows:

  3.1 Organization and Authority. (a) Gold is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.

  (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Gold as the sole shareholder of Sub.

  3.2 Authority. Gold has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Gold. This Agreement has been duly executed and delivered by Gold, and assuming due execution and delivery by Company, constitutes a valid and binding obligation of Gold, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  3.3 Shareholder Approval. The shareholders of Gold are not required to approve this Agreement.

  3.4 No Violations. Subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement by Gold and Sub do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Gold or any subsidiary or to which Gold or any subsidiary (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Gold or any subsidiary of Gold or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Gold under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Gold is a party, or to which any of its respective properties or assets may be bound or affected.

  3.5 Consents. In order to consummate the Merger, Gold is not required to make any filing or registration with or obtain the authorization, consent or approval of, any public body or authority except required regulatory filing and approval with the Federal Reserve System, the Kansas Banking Department and the Comptroller of Currency and requisite filings with the Securities and Exchange Commission and the Kansas Secretary of State.

  3.6 Capital Stock of Gold. As of the date of this Agreement, Gold has authorized capital stock consisting of (a) 25,000,000 shares of common stock, $1.00 par value ("Gold Common Stock"), of which 5,352,196 shares were issued and outstanding on March 31, 1998, and (b) $28.75 Million of 8.75% Junior Subordinated Deferrable Interest Debentures. All of the issued and outstanding shares of Gold Common Stock are validly issued, fully paid and non-assessable. Holders of Gold Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Gold Common Stock.

  3.7 Government Regulation. Gold and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Gold and its subsidiaries have substantially complied with all federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses, except where such failure to comply would not have a material adverse effect on Gold and its subsidiaries.

  3.8 Financial Statements. The consolidated balance sheets of Gold as of December 31, 1997, the consolidated statement of earnings for the year ended December 31, 1997, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been certified by KPMG Peat Marwick LLP, independent certified public accountants. All of the foregoing financial statements, together with the financial statements of Gold dated as of March 31, 1998 and for the period then ending, have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Gold as of their respective dates and for the periods indicated. From March 31, 1998 until the date hereof, there has been no material adverse change in the financial condition, properties or assets of Gold.

  3.9 SEC Reports. Gold's Report on Form 10-K for year ended December 31, 1997, filed with the Securities and Exchange Commission and all subsequent reports and proxy statements filed by Gold thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Gold pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed. Gold has delivered to Company the Form 10-K for the fiscal year ended December 31, 1997 and the unaudited financial statements for the quarter ended March 31, 1998, it being understood that Gold is relying upon the representation of Company that it has delivered copies of each of these documents to each shareholder of the Company.

  3.10 Status of Gold Common Stock to be Issued. The shares of Gold Common Stock into which the Company Common Stock are to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time (the "Securities Act").

  3.11 Legal Proceedings. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Gold, threatened against or affecting the properties, assets, rights or business of Gold or the right to carry on or conduct its business, nor are there to the knowledge of Gold any grounds therefor, which, if adversely determined, would have a material adverse effect on the business, operations, properties or financial condition of Gold. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Gold, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

  3.12 Taxes. Gold and Sub have timely filed all tax returns required to be filed by them, and have timely paid and discharged any taxes due in connection with all such tax returns. To the best knowledge of Gold, the liability for taxes set forth on each such tax return adequately reflects the taxes due with respect to such returns. Neither the Internal Revenue Service nor any other taxing authority is now asserting, either through audits, administrative proceedings, court proceedings or otherwise any deficiency or claim for additional taxes against Gold or Sub. Neither Gold nor Sub has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessments of, any tax. There are no tax liens on any of the assets of Gold or Sub.

  3.13 Defaults. Neither Gold nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Gold or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Gold's or any of its subsidiaries' extension of credit; and, to their knowledge, there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  3.14 Information Supplied. None of the information supplied or to be supplied by Gold and Sub for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 11.1) will, at the time the Registration Statement is filed with the Securities and Exchange Commission (the "SEC") and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  3.15 Absence of Adverse Agreements. Neither Gold nor Sub is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which has a current material adverse effect on the financial condition, result or operations, assets, business or prospects of Gold or Sub, taken as a whole.

  3.16 Broker's Fees. Neither Gold nor Sub nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Except as set forth on the Company Disclosure Schedule attached hereto, Company hereby represents and warrants to each of Gold and Sub as follows:

  4.1 Organization and Good Standing. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The conduct of Company's business and the ownership of its properties do not require Company to qualify as a foreign corporation in any jurisdiction except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and its subsidiary.

  (b) Company has one subsidiary: Tri-County National Bank, Washington, Kansas ("Bank"), which is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America with the corporate power and authority to carry on its business as it is now being conducted. Bank is duly qualified to do business in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and/or Bank.

  4.2 Authority. Company has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and assuming due execution and delivery by Gold, constitutes a valid and binding obligation of Company, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  4.3 Shareholder Approval. The Board of Directors of Company has directed or will direct, that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement by the requisite vote of the Company's shareholders, no other shareholder action is necessary to approve this Agreement and to consummate the transactions contemplated hereby. The Board of Directors will recommend that the shareholders approve the transactions contemplated hereby subject to its fiduciary duties. No approval of a number of outstanding shares of Company or Bank greater than that required by the relevant statutory provisions is required for approval of this Agreement and the consummation of the transactions contemplated hereby. Approval of this Agreement by the shareholders shall also constitute the acceptance by the shareholders of the indemnification obligation imposed upon them under Section 9.5 hereinafter. Delivery of such shareholder approval shall be a condition precedent to the obligation of Gold and Sub to close this transaction.

  4.4 No Violations. Subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or Bank or to which Company or Bank (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Company or Bank or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company or Bank under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or Bank is a party, or to which any of their respective properties or assets may be bound or affected.

  4.5 Consents. Except as disclosed herein, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the Merger or the other transactions contemplated by this Agreement.

  4.6 Capitalization. Company has authorized capital stock consisting of 50,000 shares of common stock, par value $100.00 per share, of which 12,377 shares are issued. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. There are no outstanding warrants, options, subscriptions, contracts, rights or other agreements or commitments obligating Company to issue or sell any additional shares of Company Common Stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of Company Common Stock. The authorized capital stock of Bank consists of 100,000 shares of common stock, $100.00 par value per share ("Bank Stock"), of which 7,750 shares have been duly and validly issued, are fully paid, and, except for director's qualifying shares, all of which are owned directly by Company free and clear of all liens, encumbrances, equities or claims. There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating Company or Bank to issue or sell any additional shares of Bank's capital stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of capital stock or any other equity security of Bank. All director's qualifying shares are held pursuant to Repurchase Agreements.

  4.7 Government Regulation. Company and Bank hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Company and Bank have substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses.

  4.8 Financial Statements. The Company has previously delivered to Gold and Sub balance sheets for the Company as of March 31, 1998, December 31, 1997 and December 31, 1996, the statements of earnings for the period ended March 31, 1998 and for the years ended December 31, 1997 and December 31, 1996, the daily statement, balance sheet and statement of earnings for the Bank as of March 31, 1998 and for the period then ending, and all related schedules and notes to the foregoing (collectively the "Company Financial Statements"). Although such statements have not been certified as of the date hereof by independent certified public accountants, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Company as of their respective dates and for the periods indicated. Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of March 31, 1998, or incurred since March 31, 1998, in the ordinary course of business. From March 31, 1998 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Company or Bank, or in the relationship of Company and Bank with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships. The Company acknowledges, however, that an examination of the Bank is currently pending and the Company agrees to advise Gold and Sub of any modifications to the Company Financial Statements resulting from such examination.

  4.9 Legal Proceedings. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses, nor are there to the knowledge of Company any grounds therefor. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement. The Company agrees to advise Gold and Sub if at any time between the date hereof and the Effective Time, any legal proceeding as described in this paragraph is initiated or threatened and the Company specifically acknowledges and agrees that the indemnification provisions set forth in Article IX apply, not by way of limitation, to any such proceedings.

  4.10 Title to Assets. Except for securities pledged to secure public funds deposits or subject to customer repurchase agreements entered into in the ordinary course of business, and leased property discussed below, Company and Bank have good and marketable title to and possession of all of their respective real and personal properties and assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except for other real estate owned and except as reflected on their respective financial statements and except for the lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which liens, covenants, restrictions and imperfections do not materially affect the value of such property and do not interfere with the use made of such property by Company and Bank. The real and personal properties and assets held under lease by Company and Bank are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made of such properties and assets by Company and Bank. No consent is necessary under the terms of any such lease in connection with the consummation of the transactions contemplated hereby.

  4.11 Undisclosed Liabilities. As of the date hereof, neither Company nor Bank have any debt, liability or obligation (whether accrued, contingent, absolute or otherwise) known to any of such corporations of the nature which would customarily be included in a corporate balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles that is not reflected or reserved against in the Company Financial Statements or was not incurred in the ordinary course of their business.

  4.12 Taxes. The Company and Bank have timely filed all tax returns required to be filed by them, and the Company and Bank have timely paid and discharged all taxes due in connection with or with respect to the filing of such tax returns and have timely paid all other taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for taxes set forth on each such tax return adequately reflects the taxes required to be reflected on such tax return. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of Company's knowledge, threatening to assert against Company or Bank any deficiency or claim for additional taxes. Neither the Company nor Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax. There are no tax liens on any assets of the Company or Bank. Neither the Company nor Bank has received a ruling or entered into an agreement with the Internal Revenue Service or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect (as defined below) on the Company or Bank, taken as a whole, after the Effective Time. The Company agrees to provide assistance in the preparation of income tax returns for the Company and Bank from the commencement of the current fiscal year through the Effective Time with such returns to be completed within ninety (90) days of the Effective Time.

  4.13 Contracts. Neither Company nor Bank is party to or bound by any:

    (a) employment contract or letter or other writing relating to employment;

    (b) bonus, deferred compensation, savings, profit sharing, severance pay, pension or retirement plan or arrangement;

    (c) material lease or license with respect to any property, real or personal, whether Company or Bank is landlord or tenant, licenser or licensee, involving a liability or obligation of Company or Bank as obligor in excess of $5,000 on an annual basis or over the life of the lease or license.

    (d) agreement, contract or indenture relating to the borrowing of money by Company or any subsidiary, excluding deposit obligations, obligations under certificates of deposit, letters of credit, items in the process of collection, commitments to loan or discount, endorsements made for collection and guarantees made in the ordinary course of business;

    (e) agreement with any present or former officer, director or shareholder of Company or Bank; or

    (f) except as listed in the disclosure statement, other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of Company or Bank or which involve a payment by Company or Bank of more than $1,000 in one year over the life of such contract, agreement or commitment.

  4.14 Regulatory Reports; Examinations. Company and Bank have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, with all governmental or regulatory authorities, agencies, courts, commissions or other entity ("Governmental Entity") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Company and Bank, no Governmental Entity has initiated any proceeding or, to the best knowledge of Company, investigation into the business or operations of Company or Bank. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Company or Bank. Company has provided or made available to Gold all reports of examinations conducted by any Governmental Entity with respect to Company and/or Bank, and all correspondence between Company and/or Bank and any Governmental Entity during the preceding three (3) years. Company will also provide to Gold and Sub any subsequent correspondence or reports of examination received from any Government Entity between the date hereof and the Effective Time.

  4.15 Conduct. From March 31, 1998 until the date hereof:

    (a) There has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank or in the relationship of Company or Bank with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships.

    (b) The business affairs of Company and Bank have been conducted and carried on only in their ordinary and regular course of business, and Company and Bank have not incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business, those incurred pursuant to existing contracts disclosed pursuant to Section 4.13 and those incurred pursuant to commitments permitted hereby.

    (c) Neither Company nor Bank have entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increase in any officer's, employee's or director's welfare, retirement or similar plan or arrangement, other than merit increases made in accordance with past practices and procedures which have not exceeded the greater of $3,000 or 5% on an annual basis for any one individual.

  4.16 Compliance with ERISA. Neither Company nor Bank has established, maintained or contributed at any time during the five-year period ending as of the Effective Time to any employee benefit plan (as defined in Sections 3(3) or 3(37) of the Employment Retirement Income Security Act of 1974 ("ERISA")) or any other plan with respect to which any governmental filings are required, except for the plans listed on Schedule 4.16 (collectively, the "Plans"). A true and accurate copy of each of the Plans, any related trust agreements and each of the amendments thereto has been provided to Gold together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any government agency in respect of the Plans for the three most recent years ending on or before the Effective Time. To Company's knowledge as sponsor of the Plans, the Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the Effective Time) of the Internal Revenue Code of 1986 ("Code"), including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.16, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Plans or of Company or Bank, either as of the Effective Time or upon discovery of the noncompliance. To Company's knowledge as sponsor of the Plans, all required contributions to the Plans through the Effective Time have been made. To Company's knowledge as sponsor of the Plans, Company and Bank (each with respect to the Plans), as well as the Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, now or as of the Effective Time, other than for the payment of benefits in the ordinary course.

  4.17 Defaults. Neither Company nor Bank is in material breach or material default known to either under any agreement or commitment to which the Company or Bank is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit; and to their knowledge there has not occurred any event which, after the giving of notice, the lapse time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  4.18 Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by Company and Bank have been delivered or made available to Gold. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of Company, the insurance policies to which Company or Bank are parties are sufficient for compliance with all material requirements of law and all material agreements to which Company or Bank are parties and will be maintained by Company and Bank until the Effective Time. Neither Company nor Bank has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

  4.19 Absence of Adverse Agreements. Neither the Company nor Bank is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or Bank, taken as a whole.

  4.20 Internal Controls and Records. The Company and Bank maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and pursuant to Company's and Bank's documented policies and procedures, and (b) recorded in conformity with generally accepted accounting principles. Company has furnished to Gold all of Company's and Bank's written internal policies and procedures which are identified on the Company's Disclosure Schedule.

  4.21 Loans. (a) Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Company or Bank or banking regulators, except as reflected on a list previously provided to Gold and Sub during the due diligence period, which list Company and Bank agree to update between the date hereof and the Closing Date; (b) neither Company nor Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of Company or Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (c) to the best knowledge of Company neither Company nor Bank is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority.

  4.22 Environmental Laws. The operations of Company and Bank comply with all applicable past and present federal, state and local environmental statutes and regulations and neither the condition of any property owned by Company or Bank nor the operation of the business of any of such entities violates any applicable federal, state or local environmental statute or regulation. None of the operations of Company or Bank is subject to any judicial or administrative proceeding alleging the violation of any federal, state or local environmental health or safety statute or regulation nor is it the subject of any claim alleging damages to health or property pursuant to which the Company or Bank may be liable. None of the operations of nor any of the properties owned by Company or Bank is the subject of any federal, state or local investigation in evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous waste or substance from whatever source. No condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any federal, state or local environmental law and at no time has the Company or Bank stored or used any pollutants, contaminants or hazardous or toxic waste, substances or materials on or at any location owned by Company or Bank. There are no underground storage tanks now or heretofore located on any real property owned by Company or Bank. Neither Company nor Bank has ever been notified by either a federal, state or local governmental authority, or any private party, that Company or Bank is a potentially responsible party for remedial costs spent addressing the release, or threat of a release, of a hazardous substance and to the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. (S)(S) 9601, et seq. or any corresponding state law.

  Gold may obtain at its option and expense on or prior to 120 days following the date hereof an environmental audit of all properties and assets of Company and Bank whether directly owned or classified as other real estate owned. Such environmental audit shall constitute a part of the due diligence process, should Gold choose to pursue it, and if Gold determines in its sole discretion that such environmental audit has not been completed to its reasonable satisfaction or reflects the potential of an environmental problem with respect to any of the properties or assets of Company or Bank, then Gold may deem the due diligence unsatisfactory and terminate this Agreement under the terms of Section 9.1 hereinafter.

  4.23 Broker's Fees. Neither Company nor Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

  4.24 Labor Matters. (a) To the best knowledge of Company, Company and Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair practice complaint against Company or Bank pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting Company or Bank; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Company or Bank; and (e) neither Company nor Bank is experiencing any material work stoppage.

  4.25 Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Company to Gold in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                             COVENANTS OF COMPANY

  5.1 Affirmative Covenants of the Company. Unless the prior written consent of Gold shall have been obtained, and which consent will be given or denied within 3 business days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, the Company shall and shall cause Bank to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises; and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby without imposition of a condition or restriction which would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

  5.2 Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it will not do or agree to commit to do, or permit Bank to do or agree to commit to do, any of the following without the prior written consent of Gold, which consent shall not be unreasonably withheld and which consent will be given or denied within 3 business days of receipt of written request for such consent:

    (a) make any single loan (or series of loans to the same or related entities or persons) or any commitment (verbal or written) for a loan (or series of commitments to the same or related entities or persons) in an amount greater than $50,000.00 other than renewals of existing loans or commitments to loan;

    (b) purchase or invest in any securities, other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than two years from the date of purchase;

    (c) amend or adopt any employee benefit plan, and will not grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such directors, officers or employees of Company or Bank under any pension plan or other contract or commitment except for merit increases in accordance with past practices;

    (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this Section 5.2); involving an obligation or commitment in excess of $5,000 or engage in any transaction not in their usual and ordinary course of business and consistent with past practices;

    (e) declare or pay any dividend or make any other distribution in respect of any capital stock of Company or Bank, split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem (except as set forth in Section 5.1 above), purchase or otherwise acquire any share of the capital stock of the Company or Bank;

    (f) amend the Articles of Incorporation or By-Laws of each of the Company or Bank or make any change in the authorized, issued or outstanding capital stock (or any change in the par value thereof) of Company or Bank;

    (g) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.2(a);

    (h) enter into any new line of business;

    (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provisions of this Agreement except, in every case, as may be required by applicable law;

    (k) change its methods of accounting except as required by changes in generally accepted accounting principles ("GAAP") or regulatory accounting principles as concurred to by the Company's independent auditors;

    (l) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, any of its material assets in excess of $5,000.00, properties or other rights of agreements;

    (m) file any application to relocate or terminate the operations of any banking office;

    (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or Bank is a party or by which the Company or Bank or their respective properties is bound; or

    (p) make any new loan or new extension of credit, or commit to make any such loan or extension of credit, to any director or officer of the Company or Bank without giving Gold three days' notice in advance of the Company's or Bank's approval of such loan or extension of credit or commitment relating thereto.

  5.3 Inspection. Between the date hereof and the Closing Date and upon reasonable notice, and with the prior consent of James R. Pachta or Don R. Moser, Gold and its authorized representatives shall be permitted full access during all business hours to all properties, books, records, contracts and documents of Company and Bank. The Company shall furnish to Gold and its authorized representative all information with respect to the affairs of Company and Bank as Gold may reasonably request.

  5.4 Financial Statements and Call Reports. From and after the date hereof through the Closing Date, Company shall deliver to Gold monthly reports of condition and income statements of Company and Bank and shall deliver to Gold copies of the call reports for Bank as filed with any regulatory agency promptly after such filing.

  5.5 Right to Attend Meetings. Company and Bank shall allow a representative of Gold to attend as an observer all meetings of the Board of Directors of Company and Bank and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of Company or Bank officials at which policy is being made. Company and Bank shall give reasonable notice to Gold of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Company and Bank shall provide to Gold all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of Company or Bank.

  5.6. Data Processing. Company shall cooperate with Gold in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Gold, if any, as of the Effective Time. Gold shall provide such assistance and consultation as Company may reasonably require in such planning process.

  5.7 No Solicitation. Neither Company nor Bank nor any affiliates or associates of Company nor Bank acting for or on behalf of Company or Bank shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or participate in any negotiations with, or, subject to the provisos to this sentence, provide any information to, any corporation, partnership, agent, attorney, financial adviser, person, or other entity or group (other than (a) Gold, Sub, an affiliate or associate of Gold or Sub or an officer, employee or other authorized representative of Gold, Sub or such affiliate or associate or (b) the Company's counsel, accountants and financial adviser solely for use in connection with the transactions contemplated hereby) relating to any (i) liquidation, dissolution, recapitalization, merger or consolidation of the Company or Bank, (ii) outside the ordinary course of business, sale of a significant amount of assets of the Company or Bank, (iii) purchase or sale of shares of capital stock of the Company or Bank, or (iv) any similar transactions involving Company or Bank, other than the transactions contemplated by this Agreement; provided, however, that the Company may provide information at the request of a third party if the Board of Directors of the Company determines, in good faith, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to Gold and Sub, requires it to take such action, and, provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Gold and Sub. Company shall immediately cease and cause to be terminated any and all such contacts and negotiations with respect to any such transaction. Company shall immediately inform Gold and Sub of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction.

  5.8 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Company agrees to use its reasonable best efforts to cooperate with Gold in Gold's efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.

  5.9 Information. Company shall provide such information and answer such inquiries as Gold may reasonably request or make concerning the subject matter of the representations and warranties of Company herein.

  5.10 TaxFree Reorganization Treatment. Company shall not intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a taxfree "reorganization" within the meaning of Section 368(a) of the Code (subject to required recognition of gain or loss with respect to cash paid pursuant hereto or to any holder of Company Common Stock who dissents from the merger).

                                  ARTICLE VI

                           COVENANTS OF GOLD AND SUB

  6.1 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Gold and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein and agree to exercise best efforts to file applications relating to such approvals within sixty (60) days from the date hereof or as soon thereafter as is reasonably possible. Gold and Sub shall provide to Company's counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

  6.2 Information. Gold and Sub shall provide such information and answer such inquiries, as the Company may reasonably request or make concerning the subject matter of the representations and warranties of Gold and Sub herein.

  6.3 TaxFree Reorganization Treatment. Neither Gold nor Sub shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a taxfree "reorganization" within the meaning of Section 368(a) of the Code.

  6.4 Employee Benefits. Employees of Company or Bank shall be eligible to participate in all Gold employee welfare benefit plans in accordance with their terms, and for such purpose all service of such employees with the Company and Bank shall be counted as service with Gold.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO GOLD'S OBLIGATIONS

  The obligations of Gold and Sub to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Gold or Sub may waive in writing:

  7.1 Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement and except to the extent that any such representation or warranty is made solely as of a specified date. Company shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date and Gold shall have received a certificate signed by the Chief Executive Officer of Company, dated the Closing Date, to the foregoing effect.

  7.2 Material Actions; Debts or Defaults. On the Closing Date, there shall not be: (i) except as set forth on the Company Disclosure Schedule, any actions, suits, claims, demands or other proceedings or investigations, either judicial or administration, pending or, to the knowledge of Company or Bank, threatened against or affecting the properties, assets, rights or business of Company or Bank or the right to carry on or conduct their respective businesses; (ii) any debt, liability or obligation of Company or Bank (whether accrued, contingent, absolute or otherwise) required to be reflected in a corporate balance sheet or the notes thereto that is not reflected or reserved against in their respective financial statements or was not incurred in ordinary course of their respective businesses; or (iii) any material breach or material default of Company or Bank under any agreement or commitment to which either is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or Bank's extension of credit.

  7.3 Adverse Changes. There will have been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company or Bank, and taking into account for this purpose the proceeds of any applicable insurance.

  7.4 Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Gold shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule and no such order, consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of

Gold would materially adversely affect the operations of or be unduly burdensome to Gold. In addition, all required regulatory approvals to permit the acquisition of the Bank Business, as well as any planned branching or merger transactions with respect thereto shall have been received and any applicable waiting periods shall have been expired. Company specifically acknowledges and agrees that Sub may assign to any third party any of its rights hereunder subject to the obligation of Sub to cause all consideration required under Section 2.2 above to be delivered at the Effective Time subject to all terms and conditions hereof.

  7.5 Litigation. At the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Gold reasonably believes could reasonably result in restraining, enjoining or prohibiting the consummation of this Agreement.

  7.6 Financial Measures. On the Closing Date, the tier 1 capital of Bank shall be not less than $3,187,331.73 and the reserve for loan and lease loss of Bank shall be not less than $571,150.80, all as determined on the basis of the March 31, 1998 financial statements of the Bank delivered to Gold and prepared in accordance with applicable bank regulatory instructions. It is fully understood all future earnings from the date hereof forward shall accrue to the retained earnings or reserves of the Bank, respectively, and shall not result in an increase of any consideration payable by Gold or Sub hereunder. Further, the parties may mutually agree to certain accounting adjustments to be made prior to the Effective Time.

  7.7 Approval by Shareholders. The shareholders of Company and Bank shall have duly approved and adopted this Agreement and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of Company and Bank. The approval of the shareholders of Company and confirmation that such approval constitutes their acceptance of the indemnification obligation imposed under
Section 9.5 hereinafter shall be delivered to Gold and Sub at or prior to closing.

  7.8 Tax Representations. Each shareholder of Company and Bank owning more than 10% of the outstanding Company Common Stock or Bank Stock shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in Section 7.10 hereof.

  7.9 Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment) of the Company and Bank at the time this Agreement is submitted to approval of the stockholders of the Company and Bank shall deliver to Gold a letter in substantially the form set forth in Exhibit 7.9.

  7.10. Satisfactory Due Diligence. Representatives of Company and Bank have cooperated with Gold, Sub and representatives of Gold and Sub in conducting its due diligence in accordance with the terms of Section 5.3 above.

  7.11 Federal Tax Opinion. Gold shall have received an opinion of Payne & Jones, Chartered, counsel to Gold ("Gold's Counsel"), in form and substance reasonably satisfactory to Gold, dated the Closing Date, the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, subject to required recognition of gain or loss with respect to cash paid in accordance with the terms hereof or cash paid to holders of Company Common Stock who dissent from the Merger.

  7.12 Opinion of Counsel. Gold shall have received an opinion of Paul L. Monty, Monty and Eyer ("Company's Counsel"), dated the Closing Date in form and substance reasonably satisfactory to Gold covering the matters set out in
Exhibit 7.12 hereto.

                                 ARTICLE VIII

            CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY AND BANK

  The obligations of Company and Bank to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Company and Bank may waive in writing:

  8.1 Representations, Warranties and Covenants. All representations and warranties of Gold contained in this Agreement shall be true in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is made solely as of a specified date, and Gold shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date.

  8.2 Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule.

  8.3 Litigation. There shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Company believes could reasonably result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

  8.4 Approval by Shareholders. The shareholders of Company and Bank shall have duly approved and adopted this Agreement and the transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of the Company and Bank.

  8.5 Adverse Changes. From the date of this Agreement to the Closing Date, there will have been no material adverse change in the financial condition, properties, assets, liabilities, rights, business or prospects of Gold.

                                  ARTICLE IX

                   TERMINATION OF AGREEMENT; INDEMNIFICATION

  9.1 Basis for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date: (a) by mutual consent in writing of the parties hereto; (b) by Gold upon written notice to Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Gold would materially adversely affect the operations of or would be unduly burdensome to Gold; (c) by Gold or Company if the other party has materially breached this Agreement and has not cured such breach within the earlier of (i) 30 days after the nonbreaching party shall have given notice to the breaching party of the existence of such breach or (ii) the Closing Date;
(d) by Gold or Company upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the Closing Date; or (e) by either Gold or Company if the Closing Date shall not have occurred by December 31, 1998; provided that the terminating party is not then in material breach of this Agreement and provided further that such delay has not been caused by regulatory action or inaction, whether by banking authorities, the Securities and Exchange Commission, or otherwise, beyond the control of either party. As used in this
Section 9.1, actions contemplated as being taken by Gold or the Company must be taken by their respective Board of Directors or the Executive Committee of such Board.

  9.2 Effect of Termination. In the event of termination of this Agreement for any reason set forth in Section 9.1, other than a breach thereof, no party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages or expenses suffered or claimed to be suffered by reason thereof.

  In the event Gold and Sub have performed all of their obligations hereunder and all conditions precedent to the obligation of Gold and Sub to close have been met or waived in writing by Gold and Sub, but Company fails or otherwise refuses to close, then Gold shall be entitled to enforce the terms hereof by an action seeking specific performance. Such right is not exclusive and shall not preclude Gold from also pursuing an action to recover any and all damages resulting from the Company's default hereunder. All remedies available to Gold hereunder or by law are cumulative.

  In the event Company has performed all of its obligations hereunder and all conditions precedent to the obligations of Gold and Sub to close have been met or waived in writing by Gold and Sub, but Gold and Sub fail or otherwise refuse to close, then Company shall be entitled to enforce the terms hereof by an action seeking specific performance. Such right is not exclusive and shall not preclude Company from also pursuing an action to recover any and all damages resulting from the default by Gold and Sub hereunder. All remedies available to Company hereunder or by law are cumulative.

  9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of Company or Sub, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

  9.5 Indemnification by Company and its Shareholders. Subsequent to the closing hereof, the Company and each of its shareholders (as evidenced by delivery at or prior to closing of the shareholder consent as referenced hereinabove) jointly and severally agree to indemnify and hold harmless Gold, Sub and the officers, shareholders and directors of each such entity from and against and in respect of any and all damages, losses, diminution of value, or expenses suffered or incurred by any such party (whether as a result of third party claims [whether valid or not], demands, suits, causes of action, proceedings, investigations, judgments or liabilities or otherwise), including costs of investigation in defense and reasonable attorneys' fees assessed, incurred or sustained by or against any of them, with respect to or arising out of any breach of the representations, warranties and/or covenants of the Company set forth herein and in any other agreement or instrument executed by the Company in connection herewith. If this merger is approved by a requisite number of shareholders of Company, then each and every shareholder of Company shall be deemed to have agreed to this indemnification whether or not such shareholder dissents to the terms of the merger, subject to the limitation set forth in Section 9.7 hereinafter.

  9.6 Indemnification by Gold. Gold agrees to indemnify, defend and hold harmless Company and its shareholders from and against and in respect of any and all damages, losses, diminution of value, or expenses suffered or incurred by Company (whether as a result of third party claims [whether valid or not], demands, suits, causes of action, proceedings, investigations, judgments, liabilities or otherwise), including costs of investigation and defense and reasonable attorneys' fees assessed or incurred or sustained by or against Company or its shareholders, with respect to or arising out of any breach of the representations, warranties and covenants of Gold and Sub set forth herein and in any other agreement or instrument executed by Gold and/or Sub in connection herewith.

  9.7 Limitations on Indemnification. Notwithstanding anything herein contained to the contrary, no person shall be entitled to indemnification under the provisions of this Agreement: (i) unless such party shall have given written notice to the indemnifying party setting forth its claim for indemnification in reasonable detail, and (ii) to the extent that the aggregate amount of all indemnification liability under Section 9.5 or Section 9.6, as applicable, exceeds the sum of the total figure reflected in Clause
(i) of Section 2.2(c).

  9.8 Procedure for Indemnification. If a party hereto becomes aware of an event which gives rise to a claim for indemnification hereunder, such party shall give the other party prompt notice of any such action, claim, liability, assessment or notice of deficiency received by such party which might result in any liability under this provision. To the extent Gold is giving such notice, notice to Company shall be deemed sufficient to constitute notice to all shareholders. By execution hereof, Company specifically agrees that it shall assume all responsibility for communicating receipt of any such notice to the shareholders of Company. Further, any party who may claim a right of indemnification hereunder agrees to refrain from paying, settling or compromising any such claim for which indemnification may be sought without giving notice of same to the other party. If the other party wishes to contest or defend such third party claim, then the party against whom the claim was made shall be obligated to cooperate fully with such party in contesting and preserving all rights with respect to such contest; provided, however, that if the other party does not wish to challenge or contest such third party claim, then the party against whom the claim was being made by settle same on terms and conditions it deems to be the most favorable it can be obtained and then inserting the indemnification claim against the other party hereto. When giving a notice under this provision, a party may specify a time for a response from the other party as to whether such other party wishes to contest or defend such third party claim. Such deadline for response may be established consistent with the facts and circumstances surrounding the situation. Failure of the other party to respond within such time period shall constitute such other party's decision not to contest or defend such claim. If a party hereunder claims indemnification for a claim other than a third party claim, the party seeking indemnification shall notify the indemnifying party in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. To the extent a party is deemed to have ultimately been responsible for indemnification, then interest shall be deemed to accrue on the unpaid amount of indemnification obligation at the prime rate of interest announced from time to time by Exchange National Bank, such interest to be calculated based on the actual number of days elapsed from the date each indemnification obligation becomes due and owing until paid in full and based on 365 day year.

                                   ARTICLE X

                            SECURITIES LAWS MATTER

  10.1 Registration Statement and Proxy Statement. Gold shall as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Gold Common Stock to be issued in the Merger (the "Registration Statement"). Company, Bank, Gold and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement to be used in connection with the special stockholders' meetings of Company and to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). Company, Bank, Gold and Sub shall each cause their counsel and auditors to cooperate with the other's counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Gold shall not include in the Registration Statement any information concerning Company or Bank to which Company or Bank shall reasonably and timely object in writing. Gold, Sub, Company and Bank shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company and Bank shall distribute the Proxy Statement to their respective stockholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to their respective stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement, Company and Bank shall mail or otherwise furnish to their respective shareholders such amendments to the Proxy Statement or supplements to the Proxy Statement as may, in the reasonable opinion of Gold, Sub, Company or Bank, be necessary so that the Proxy Statement, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Gold and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Gold Common Stock issued pursuant hereto for the purpose of resale of Gold Common Stock by any person. For a period of at least three years from the Effective Time, Gold shall make available "adequate current public information" within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

  10.2 State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Gold Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

  10.3 Publication of Combined Financial Results. Gold will file with the Securities and Exchange Commission a Periodic Report on Form 8K containing financial statements which include no less than 30 days of combined operations of Gold and Company, ended on a normal closing date, as soon as practicable after the Effective Time unless the first 30 day period of combined operations is reflected in and ends on the normal closing date of an annual report on Form 10K or quarterly report on Form 10Q.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.1 Expenses. Except as set forth herein, each party shall be responsible for its own expenses in connection with this transaction. Specifically, each party shall be responsible for its own legal and accounting fees and any related costs or charges associates with the negotiation, execution and consummation of this Agreement. However, notwithstanding anything herein contained to the contrary, it is understood and agreed that if the transaction described in this Agreement does not close for any reason, the Company shall pay $30,000.00 of the total cost of (i) the certified audit of the consolidated balance sheet of the Company as of December 31, 1997 (if required) and the statement of income for the year then ended and (ii) the preparation and filing of the Registration Statement and Proxy Statement referenced in Section 10.1 above. If the transaction described in this Agreement closes, then such $30,000.00 payment shall be made by the shareholders of the Company (on a prorata basis). If this transaction closes, and any portion of this $30,000.00 obligation of the shareholders of Company is paid by Company, Bank (or by Gold or Sub), then such payment shall reduce the total amount payable in Section 2.2(c) hereinabove. Likewise, if either Gold, Sub, Company or Bank pays any other expense payable by the shareholders of Company hereunder, then such additional expense paid shall likewise reduce the figure to be paid pursuant to Section 2.2(c). To the extent the cash payment pursuant to Section 2.2(c) is reduced, the cash payable for each share of Company Common Stock shall be reduced accordingly.

  11.2 Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto.

  11.3 Entire Agreement, Amendments, Waiver. This Agreement contains the entire understanding of Gold, Sub and Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

  11.4 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by telefacsimile with a copy thereof transmitted by a nationally recognized overnight delivery service or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

    If to Company: Mr. James R. Pachta

                  Tri-County Bancshares, Inc.
                  408 4th Street
                  Linn, KS 66953
                  Telephone: (785) 348-5521
                  FAX: (785) 348-5524
    with a copy to:

      Mr. Paul L. Monty
      Monty and Eyer
      1112 C Street
      Washington, KS 66968-0008
      Telephone: (913) 325-2223
      FAX: (913) 325-2224

    If to Gold:

      Mr. Michael W. Gullion
      Gold Banc Corporation, Inc.
      11301 Nall Avenue
      Leawood, KS 66211
      Telephone: (913) 451-8050
      FAX: (913) 451-8004

    with a copy to:

      Thomas K. Jones
      Payne & Jones, Chartered
      P.O. Box 25625
      Overland Park, KS 66225
      Telephone: (913) 469-4100
      FAX: (913) 469-8182

  11.5 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

  11.6 Further Acts. Gold, Company and Sub agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements or other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Gold Banc Corporation, Inc.

                                                /s/ Michael W. Gullion
                                          By: _________________________________
                                                    Michael W. Gullion
                                               President and Chief Executive
                                                          Officer

Attest:

      /s/ Keith E. Bouchey
-------------------------------------
          Keith E. Bouchey
              Secretary

                                          Gold Banc Acquisition Corporation
                                           II, Inc.

                                                /s/ Michael W. Gullion
                                          By: _________________________________
                                                    Michael W. Gullion
                                               President and Chief Executive
                                                          Officer

Attest:

      /s/ Keith E. Bouchey
-------------------------------------
          Keith E. Bouchey
              Secretary

                                          Tri-County Bancshares, Inc.

                                                   /s/ Don R. Moser
                                          By: _________________________________
                                                       Don R. Moser
                                                         President

Attest:

       /s/ James R. Pachta
-------------------------------------
           James R. Pachta
Name: _______________________________
              Secretary

                                ACKNOWLEDGMENT

                o
State of Kansas    ss:
County of Johnson


  ON THIS 28th day of May, 1998, before me the undersigned, a Notary Public in and for the County and State aforesaid, came Michael W. Gullion, President and Chief Executive Officer of Gold Banc Corporation, Inc., a Kansas corporation, and Keith E. Bouchey, Secretary, who are personally known to me to be such persons, and who is personally known to me to be the same persons who executed the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

                                              /s/ Theresa A. Armstrong
                                          -------------------------------------


My Appointment Expires:

       10-21-2000
-------------------------

                                ACKNOWLEDGMENT

State of Kansas o
County of Johnson  ss:


  ON THIS 28th day of May, 1998, before me the undersigned, a Notary Public in and for the County and State aforesaid, came Michael W. Gullion, President and Chief Executive Officer of Gold Banc Acquisition Corporation II, Inc., a Kansas corporation, and Keith E. Bouchey, Secretary, who are personally known to me to be such persons, and who is personally known to me to be the same persons who executed the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

                                              /s/ Theresa A. Armstrong
                                          -------------------------------------
                                                      NOTARY PUBLIC

My Appointment Expires:

       10-21-2000
-------------------------

                                ACKNOWLEDGMENT

                     o
State of Kansas        ss:
County of Washington


  ON THIS 28th day of May, 1998, before me the undersigned, a Notary Public in and for the County and State aforesaid, came Don R. Moser, President of Tri-County Bancshares, Inc., a Kansas corporation, and James R. Pachta, Secretary, who are personally known to me to be such persons, and who is personally known to me to be the same persons who executed the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

                                                 /s/ Carmen Johnson
                                          -------------------------------------
                                                      NOTARY PUBLIC

My Appointment Expires:

         6-18-99
-------------------------

  The undersigned represent all of the Board of Directors of Tri-County Bancshares, Inc. and hereby evidence their approval of this Agreement and Plan of Reorganization.

                                                    /s/ F.M. Beam
                                          -------------------------------------
                                                       F. M. Beam
                                                        Director

                                                 /s/ Frank H. Blaha
                                          -------------------------------------
                                                     Frank H. Blaha
                                                        Director

                                                  /s/ John F. Davis
                                          -------------------------------------
                                                      John F. Davis
                                                        Director

                                               /s/ Melvin J. Hatesohl
                                          -------------------------------------
                                                   Melvin J. Hatesohl
                                                        Director

                                                 /s/ Carmen Johnson
                                          -------------------------------------
                                                     Carmen Johnson
                                                        Director

                                                /s/ Dale R. Keesecker
                                          -------------------------------------
                                                    Dale R. Keesecker
                                                        Director

                                                  /s/ Brice Leonard
                                          -------------------------------------
                                                      Brice Leonard
                                                        Director

                                                  /s/ Don R. Moser
                                          -------------------------------------
                                                      Don R. Moser
                                                        Director

                                                 /s/ James R. Pachta
                                          -------------------------------------
                                                     James R. Pachta
                                                        Director

                                                /s/ Calvin H. Wilgers
                                          -------------------------------------
                                                    Calvin H. Wilgers
                                                        Director

                                    ANNEX B

  K.S.A. (S) 17-6712. PAYMENT FOR STOCK OF STOCKHOLDER OBJECTING TO MERGER OR CONSOLIDATION; DEFINITIONS; NOTICE TO OBJECTING STOCKHOLDERS; DEMAND FOR PAYMENT; APPRAISAL AND DETERMINATION OF VALUE BY DISTRICT COURT, WHEN; TAXATION OF COSTS; RIGHTS OF OBJECTING STOCKHOLDERS; STATUS OF STOCK; SECTION INAPPLICABLE TO CERTAIN SHARES OF STOCK. (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

  (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

  (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

  (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S. 60-253 and amendments thereto.

  (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

  (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

  (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

  (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

  (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company Articles and the Company Bylaws require it to indemnify its directors and officers and advisory directors against liabilities, fines, penalties, settlements, claims and reasonable expenses incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities to the fullest extent permitted by the KGCC. The KGCC permits a corporation to indemnify its present and former directors and officers if ordered to do so by a court or after a determination by its independent counsel, stockholders or a majority of its disinterested directors that the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 21. EXHIBITS

  The following exhibits are filed herewith or incorporated herein by reference.

     EXHIBIT
      NUMBER
     -------
      2       Restated Agreement and Plan of Reorganization dated the 29th day of April, 1998, among the Registrant, Sub and Tri-County (in-
              cluded as Annex A to the Prospectus).
      3(a)    Amended and Restated Articles of Incorporation of the Company*
      3(a)(i) Certificate of Amendment to Restated Articles of Incorporation**
      3(b)    Restated Bylaws of the Company*
      4       Form of Common Stock Certificate*
      5       Opinion of Blackwell Sanders Peper Martin LLP
      8       Opinion of Payne & Jones, Chartered
      9(a)    Proxy Agreement/Stockholder Agreement between Michael W. Gullion and William Wallman, dated as of September 15, 1996*
      9(b)    Proxy Agreement/Stockholder Agreement between Michael W. Gullion and William F. Wallman, dated as of September 15, 1996*
     10(a)    Employment Agreement between the Company and Michael W. Gullion*
     10(b)    Employment Agreement between the Company and Keith E. Bouchey*
     10(c)    Gold Banc Corporation, Inc. 1996 Equity Compensation Plan*
     10(d)    Form of Tax Sharing Agreements between the Company and the Banks*
     10(e)    Form of Federal Home Loan Bank Credit Agreement to which each of the Banks is a party*
     10(f)    Form of Junior Subordinated Indenture dated as of December 15,
              1997 between the Company and Banker's Trust Company as Trust-
              ee.***
     10(g)    Form of Trust Agreement dated as of December 15, 1997 between the
              Company and Banker's Trust (Delaware) as Trustee.***
     10(h)    Form of Amended and Restated Trust Agreement among the Company,
              Banker's Trust Company, as Property Trustee, Banker's Trust (Del-
              aware), as Delaware Trustee and various holders of Trust Securi-
              ties.***
     10(i)    Form of Guaranty Agreement between the Company, as Guarantor, and
              Banker's Trust Company, as Trustee, dated as of December 15,
              1997.***
     21       List of Subsidiaries of the Company****

     EXHIBIT
     NUMBER
     -------
      23(a)  Consent of KPMG Peat Marwick LLP.
      23(b)  Consent of KPMG Peat Marwick LLP.
      23(c)  Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit
              5).
      24     Powers of Attorney (included in signature page to Registration
              Statement).
      99(a)  Form of Proxy of Tri-County Bancshares, Inc.

--------
   * Previously filed as an Exhibit to the Company's Registration Statement on Form SB-2 No. 333-12377 and the same is incorporated herein by reference.
  **Previously filed as an Exhibit to the Company's Registration Statement on
   Form S-4 No. 333-28563 and the same is incorporated herein by reference. ***Previously filed as an Exhibit to the Company's Registration Statement on
   Form SB-2 No. 333-39849 and the same is incorporated herein by reference. ****Previously filed as an Exhibit to the Company's Annual Report on Form 10-K
   for the year ended December 31, 1997 and the same is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF LEAWOOD, KANSAS ON JUNE 24, 1998.

                                          GOLD BANC CORPORATION, INC.
                                           (Registrant)

                                               /s/ Michael W. Gullion
                                          -------------------------------------
                                                   Michael W. Gullion
                                                 Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, THAT WE, THE UNDERSIGNED DIRECTORS OF GOLD BANC CORPORATION, INC., HEREBY SEVERALLY CONSTITUTE MICHAEL W. GULLION AND KEITH E. BOUCHEY, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS WITH FULL POWER TO THEM, AND EACH OF THEM SINGLY, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT FILED HEREWITH AND ANY AND ALL AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS IN OUR NAMES AND IN OUR CAPACITIES AS DIRECTORS TO ENABLE GOLD BANC CORPORATION, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURE AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR ANY OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


    /s/ Michael W. Gullion           Chairman of the Board,          June 24, 1998
____________________________________  President and Chief
         Michael W. Gullion           Executive Officer
                                      (Principal Executive
                                      Officer)

      /s/ Keith E. Bouchey           Director, Executive Vice        June 24, 1998
____________________________________  President, Chief Financial
          Keith E. Bouchey            Officer and Corporate
                                      Secretary
                                      (Principal Financial
                                      Officer)

    /s/ Brian J. Ruisinger           Treasurer and Controller        June 24, 1998
____________________________________  (Principal Accounting
         Brian J. Ruisinger           Officer)

      /s/ William Wallman            Director                        June 24, 1998
____________________________________
          William Wallman

                                     Director                               , 1998
____________________________________
         D. Michael Browne

     /s/ William F. Wright           Director                        June 24, 1998
____________________________________
         William F. Wright

     /s/ Allen D. Petersen           Director                        June 24, 1998
____________________________________
         Allen D. Petersen